Exhibit 10.4

AMENDED AND RESTATED

CONSTRUCTION LOAN AGREEMENT

THIS AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT (this “Agreement”) is dated this 5th day of April, 2007, and is made by and between LSCP, LLLP, an Iowa limited liability limited partnership (“LSCP, LLLP”), successor in interest to LSCP, L.P., an Iowa limited partnership (“LSCP, L.P.”), with its principal offices in Marcus, Iowa (LSCP, LLLP and LSCP, L.P. are referred to collectively herein as the “Borrower”), and FIRST NATIONAL BANK OF OMAHA, a national banking association with its principal offices in Omaha, Nebraska (the “Bank”).

WHEREAS, the Bank and the Borrower, through its predecessor in interest LSCP, L.P., are currently parties to a Construction Loan Agreement, dated as of July 25, 2002, as amended by (i) that certain First Amendment to Construction Loan Agreement, dated as of April 29, 2003, by and between the Bank and LSCP, L.P., (ii) that certain Second Amendment to Construction Loan Agreement, dated as of June 1, 2003, by and between the Bank and LSCP, L.P., (iii) that certain Third Amendment to Construction Loan Agreement, dated as of June 23, 2003, by and between the Bank and LSCP, L.P., (iv) that certain Fourth Amendment to Construction Loan Agreement, dated as of July 24, 2003, by and between the Bank and LSCP., L.P., (v) that certain Fifth Amendment to Construction Loan Agreement, dated as of July 20, 2004, by and between the Bank and LSCP, LLLP, (vi) that certain Sixth Amendment to Construction Loan Agreement dated as of December 1, 2004, by and between the Bank and LSCP, LLLP, (vii) that certain Seventh Amendment to Construction Loan Agreement, dated as of June 13, 2005, by and between the Bank and LSCP, LLLP, (viii) that certain Eighth Amendment to Construction Loan Agreement, dated as of July 22, 2005, by and between the Bank and LSCP, LLLP, (ix) that certain Ninth Amendment to Construction Loan Agreement, dated as of September 1, 2005, by and between the Bank and LSCP, LLLP, (x) that certain Tenth Amendment to Construction Loan Agreement, dated as of December 19, 2005, by and between the Bank and LSCP, LLLP, and (xi) that certain Eleventh Amendment to Construction Loan Agreement, dated as of March 30, 2006, by and between the Bank and LSCP, LLLP (collectively, the “Existing Loan Agreement”);

WHEREAS, the Borrower has requested that the Bank amend and restate the Existing Loan Agreement to, among other things, (i) lend to the Borrower, subject to the terms and provisions of this Agreement, a sum not exceeding Seventy Three Million and No/100ths Dollars ($73,000,000.00) (the “Construction Loan”) for the purpose of partially funding the construction of the Expansion Facility (as defined below) on the real estate described in Exhibit “A” attached hereto and incorporated herein by this reference (the “Property”) and the subsequent replacement of the Construction Loan with the Term Loan (as defined below) for the Project (as defined below) and the Property, together with a Five Million and No/100ths Dollars ($5,000,000.00) operating line of credit and letter of credit facility (the “Operating Loan”) and the Swap Contracts  and (ii) amend and restate the terms and provisions of the Existing Operating Note, the Existing Term Loans and the Business Credit Card Loan (as defined below); and

WHEREAS, the Bank is willing to amend and restate the Existing Loan Agreement and provide such credit facilities to the Borrower upon, and subject to, the terms, provisions and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises herein made, and in reliance upon the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the Borrower and the Bank agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01.  Defined Terms.  Terms used in this Agreement, including its preamble and recitals, shall have the following meanings:

“Adjusted EBITDA” means EBITDA less Capital Expenditures, taxes and allowable distributions.

“Adjustment Period” shall have the meaning given such term in Section 2.11 of this Agreement.

“Affiliate” means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (2) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any membership or other equity interest of such Person; (3) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; or (4) ten percent (10%) or more of any membership or other equity interest of which is directly or indirectly beneficially owned or held by such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, through the ownership of interests in a limited liability company, by contract, or otherwise.

“Akron” means Akron Riverview Corn Processors, LLC, an Iowa limited liability company.

“Agreement” shall have the meaning given such term in the preamble hereto and shall include all schedules and exhibits to this Agreement, in each case as amended, supplemented or modified from time to time in accordance with the terms of this Agreement.

“Assignment of Design/Build Construction Contract” means the Assignment of Design/Build Construction Contract, dated the Closing Date, by which the Borrower assigns, as additional security for repayment of the Obligations, the Borrower’s interest in the Design/Build Construction Contract in a form acceptable to the Bank.

“Assignment of Rents and Leases” means the Amended and Restated Assignment of Rents and Leases relating to the Property, dated the Closing Date, between the Borrower, as assignor, and the Bank, as assignee, as additional security for repayment of the Obligations in a form acceptable to the Bank in the exercise of its reasonable discretion.

“ASTM” means the American Society for Testing and Materials.

“Authorized Person” means, to the extent duly authorized by, or in accordance with the LP Agreement, the General Partner or such other authorized Person of the Borrower.

“Bank” shall have the meaning given such term in the preamble hereto.

“Banking Day” means a day (other than a day that is a Saturday, Sunday or legal holiday in Nebraska) on which the Bank is open for business.

“Bankruptcy Code” means Title 11 of the United States Code, as now constituted or hereafter amended.

 “Borrower” shall have the meaning given such term in the preamble hereto.

“Borrowing Base” means the lesser of:

(a)           Five Million and No/100ths Dollars ($5,000,000.00) less the aggregate amount of any outstanding Letters of Credit; or

(b)           The aggregate of (i) seventy-five percent (75%) of the Borrower’s inventory of corn, at current value on the date reported, plus (ii) seventy-five percent (75%) of the Borrower’s Finished Goods-Distiller’s Grains Inventory, at current value on the date reported, plus (iii) seventy-five percent (75%) of the Borrower’s Finished Goods-Ethanol Inventory, valued at the lower of cost or market, plus (iv) seventy-five percent (75%) of the amount of the Borrower’s current sales accounts receivable aged thirty (30) days or less, excluding, however, any accounts receivable reasonably deemed ineligible by the Bank, and plus (v) seventy-five percent (75%) of the amount of the Borrower’s current state or federal incentives accounts receivable, including, but not limited to, USDA CCC Bio-Energy Accounts Receivable, aged less than one hundred twenty (120) days.

“Budget Variance Report” means the report prepared by the Borrower, from time to time, to be approved by the Bank allocating the Total Expansion Facility Costs among its various parts and components in a form acceptable to the Bank and providing a line item comparison of such allocated costs in relation to the original budget, as amended from time to time by the Borrower with the prior consent of the Bank.

“Business Credit Card Loan” shall have the meaning given such term in Section 2.01 of this Agreement.

“Capital Expenditures” means expenditures by the Borrower which, in accordance with GAAP, are treated as capital expenditures and not deductible by the Borrower, other than through depreciation or amortization, including capital expenditures in excess of the amount provided in Section 6.04(l) of this Agreement, to the extent such expenditures are approved in advance by the Bank.

“Capital Leases” shall have the same meaning in this Agreement as those terms are defined by GAAP.

“Change Orders” means, collectively, (i) that certain Change Order No. 1, dated October 24, 2006, between the Borrower and the Design Builder, (ii) that certain Change Order No. 2, dated November 21, 2006, between the Borrower and the Design Builder, (iii) that certain Change Order No. 3, dated December 1, 2006, between the Borrower and the Design Builder, (iv) that certain Change Order No. 4, dated December 7, 2006, between the Borrower and the Design Builder, (v) that certain Change Order No. 5, dated January 25, 2007, between Borrower and the Design Builder and (vi) other change orders approved by the Bank.

“Closing Date” means the date on which this Agreement is executed by the Borrower and the Bank.

“Collateral Assignment” means each collateral assignment of a Material Contract as described in Section 4.01(a)(xi) of this Agreement.

“Completion Date” means the earlier of (i) April 20, 2008 or (ii) the date the construction of the Project is completed.

“Construction Loan” shall have the meaning given such term in the recitals hereto.

“Construction Loan Commitment” shall have the meaning provided in Section 2.02 of this Agreement.

“Construction Loan Termination Date” means the earlier of (a) July 20, 2008 or (b) such earlier date upon which the Bank’s commitment to make a disbursement under the Construction Loan is otherwise terminated in accordance with the terms of the Construction Note or this Agreement.

“Construction Note” means the Construction Note, dated the Closing Date, by the Borrower in favor of the Bank in the form of Exhibit ”B” attached hereto and incorporated herein by this reference evidencing borrowings under the Construction Loan of up to a maximum amount, subject to the terms and provisions of this Agreement, of Seventy Three Million and No/100ths Dollars ($73,000,000.00).

 “Debt-to-Net Worth Ratio” means, for any applicable period, the ratio derived when comparing (i) Borrower’s Indebtedness for such period to (ii) Borrower’s Net Worth for such period.

 “Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Deposit Account Control Agreements” means (i) the Control Agreement, dated on or about the Closing Date, among the Borrower, the Bank, and Farmers State Bank of Marcus,

Iowa, and (ii) the Control Agreement, dated on or about the Closing Date, among the Borrower, the Bank and Cherokee State Bank of Cherokee, Iowa, each substantially in the form of Exhibit “C” attached hereto and incorporated herein by this reference, pursuant to which a security interest is perfected in favor of the Bank in the funds of the Borrower on deposit with Farmers State Bank of Marcus, Iowa and Cherokee State Bank of Cherokee, Iowa, respectively.

“Design/Build Construction Contract” means the Lump Sum Design-Build Expansion Agreement, dated September 20, 2006, between the Borrower and the Design Builder, as amended by the Change Orders, setting forth the terms and conditions for the preparation of plans and construction of the Expansion Facility in accordance with the Expansion Facility Plans therein described.

“Design Builder” means Fagen, Inc., a Minnesota corporation.

“Disbursement Agreement” means the Disbursement Agreement, dated on or about the Closing Date, among the Bank, the Borrower, the Title Company, and the Disbursing Agent, containing terms and provisions mutually acceptable to each, pursuant to which funds from the Construction Loan, as well as capital of the Borrower, are to be disbursed in accordance with the terms and provisions thereof.

“Disbursing Agent” means Homestead Escrow & Exchange Company, a South Dakota corporation.

“Distiller’s Grain Marketing Contract” means that Distiller’s Grain Marketing Agreement, dated as of June 19, 2002, by and between the Borrower and Commodity Specialist Company, a Delaware corporation, by which the latter agrees to provide marketing services to the Borrower for the Borrower’s distiller’s grain products.

“Draw Request” means the form or forms acceptable to the Bank to be submitted to the Bank by the Borrower when a disbursement is requested under the Construction Note.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, all experienced during the applicable reporting period.

“Environmental Requirements” means all federal, state and local statutes, regulations, rules, requirements, decrees, and ordinances concerning pollution or protection of the environment, health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the date of each disbursement to the Borrower hereunder and at all times thereafter until the satisfaction of Borrower’s Obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Ethanol Marketing Contract” means the Amended and Restated Ethanol Marketing Agreement, dated March 29, 2007, by and between the Borrower and Archer Daniels Midland

Company, by which the latter agrees to provide marketing services to the Borrower for the Borrower’s ethanol products.

“Eurodollar Business Day” means a Banking Day on which commercial banks are open for international business (including dealings in United States dollar deposits) in London, England.

“Event of Default” has the meaning provided for in Article VII of this Agreement.

“Excess Cash Flow” means Adjusted EBITDA less Scheduled Payments and scheduled payments on any Subordinated Debt.

“Existing Assignment of Rents and Leases” means the Assignment of Rents, dated July 25, 2002, by the Borrower in favor of the Bank.

“Existing Loan Agreement” shall have the meaning given such term in the preamble hereto and shall include all schedules and exhibits thereto.

“Existing Loan Documents” means the Existing Loan Agreement, the Existing Security Agreement, the Existing Assignment of Rents and Leases, the Existing Mortgage, the Existing Long Term Revolving Note, the Existing Operating Note, the Existing Swap Note, the Existing Term Loan, the Existing Term Notes and the Existing Variable Rate Note, to the extent such agreements or any portion thereof is in effect on and after the Closing Date after giving effect to the terms and conditions of this Agreement.

“Existing Long Term Revolving Note” shall mean the term as it is defined and modified under the provisions of Section 2.01 of this Agreement.

“Existing Mortgage” means the Mortgage, dated July 25, 2002, by the Borrower in favor of the Bank, filed with the Cherokee County Recorder on July 26, 2002, as Instrument Number 02-1598, and as amended by that certain Amendment to Mortgage by and between the Bank and the Borrower, dated December 2, 2004, filed with the Cherokee County Recorder on March 4, 2005 at Book 2005, Page 0448.

“Existing Operating Note” shall mean the term as it is defined and modified under the provisions of Section 2.01 of this Agreement.

“Existing Security Agreement” means the Security Agreement, dated July 25, 2002, by the Borrower in favor of the Bank.

“Existing Swap Note” shall have the meaning given such term in Section 2.01 of this Agreement.

“Existing Swap Loan Termination Date” means the earlier to occur of (a) June 1, 2008, or (b) the date the Obligations are accelerated pursuant to this Agreement or the Notes and (c) the date the Bank has received (i) notice in writing from the Borrower of the Borrower’s election to terminate this Agreement or (ii) indefeasible payment in full of the Obligations.

“Existing Term Loan” shall mean an amount of up to Nineteen Million Eight Hundred Fifty Thousand Four Hundred Sixty Dollars and Eighty Six Cents ($19,850,460.86) loaned, subject to the terms and conditions of the Existing Loan Agreement and the Existing Term Notes.

“Existing Term Notes” means the Existing Swap Note, the Existing Variable Rate Note and the Existing Long Term Revolving Note.

“Existing Variable Rate Note” shall mean the term as it is defined and modified under the provisions of Section 2.01 of this Agreement.

“Expansion Facility” means the design and construction of an additional facility on the Project, together with all necessary appropriate fixtures, equipment, attachments and accessories, as described in the Expansion Facility Plans, such that following completion thereof the ethanol plant operates at the maximum operational capacity of 92 million gallons per year, as provided in the Expansion Facility Plans.

“Expansion Facility Plans” means the plans and specifications for construction of the Expansion Facility.

“Extension of Credit” means (i) disbursements under the Construction Loan, the Operating Loan, the Term Loans, or the Existing Term Loan, or (ii) the issuance of a Letter of Credit.

“FCStone” shall have the meaning given such term in Section 6.03(h) of this Agreement.

“Fee Letter” means the Fee Letter, dated April  5, 2007, by the Bank and accepted and agreed to by the Borrower.

“FEMA” means the Federal Emergency Management Agency.

“Final Survey” means the survey provided for in Section 4.03(d) hereof.

“Finished Goods-Distiller’s Grains Inventory” means distiller’s grain, either wet or dry, that conforms to minimum quality standards as developed by current industry standards.

“Finished Goods-Ethanol Inventory” means ethanol that conforms to minimum quality standards as developed by current industry standards, including, but not limited to, ASTM D 4806a specifications for E-Grade denatured ethanol.

“Fixed Charge Coverage Ratio” means the ratio derived when comparing (i) Adjusted EBITDA to (ii) the Borrower’s Scheduled Payments made during the applicable reporting period.

“GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the accounting principles applied in the preparation of the annual financial statements of the Borrower referred to in Section 6.01 of this Agreement and the financial statements and Projections described in Section 5.09 of this Agreement.

“General Partner” means Little Sioux Corn Processors, L.L.C., an Iowa limited liability company.

“Governmental Authority” shall mean any federal, state, county, or local governmental department, commission, board, bureau, agency, authority, instrumentality or judicial or regulatory body or entity having or asserting jurisdiction as to the Property, the Project or the Borrower, either during the construction of the Project or the operation of the Project following completion thereof, including courts of appropriate jurisdiction.

“Guarantor” means the General Partner.

“Guaranty” means the unlimited and unconditional guaranty of the General Partner in the form of Exhibit “D” attached hereto and incorporated herein by this reference.

“Indebtedness” means, as to the Borrower, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several including, but without limitation:

(a)           The Obligations;

(b)           All indebtedness or liability for borrowed money or indebtedness and all indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(c)           All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise (i) to purchase such indebtedness; or (ii) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss;

(d)           All indebtedness or obligations (i) for the payment of deferred purchase price of property or services (including trade obligations), (ii) as lessee under Capital Leases, (iii) obligations under letters of credit, including the Letters of Credit, (iv) current liabilities in respect of unfunded vested benefits under plans covered by ERISA, (v) obligations under acceptance facilities, and (vi) other contingent obligations of Borrower to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss;

(e)           All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed, or other indebtedness or obligations otherwise evidenced by bonds, debentures, notes, or other similar instruments;

(f)            All indebtedness incurred as the lessee of goods or services under leases, including Capital Leases, that, in accordance with GAAP, are not reflected on the lessee’s balance sheet; and

(g)           The Borrower’s obligations for payment of the negative termination value of any interest rate swap agreement.

“Independent Inspector” means Luminate, LLC, a Colorado limited liability company, or such other firm which will be retained by the Bank, at the Borrower’s sole cost and expense, to conduct on-site inspections of the work in progress on the Project, and to issue periodic reports to the Bank as to the progress of construction and the Borrower’s adherence to the Plans, the Projections, the Schedule of Values and the Budget Variance Report.  The Bank’s selection of the Independent Inspector shall be subject to the Borrower’s approval, which approval will not be unreasonably withheld.

“Interest Period” means, initially, the period commencing on the date of the Construction Note, the Operating Note, the Swap Note, the Variable Rate Note, the Long Term Revolving Note, the Existing Swap Note, the Existing Variable Rate Note, or the Existing Long Term Revolving Note, as applicable, and ending (i) on the first (1st) day of the month in which the one-month anniversary of the Construction Note falls, (ii) on the first (1st) day of the month in which the one-month anniversary of the Operating Note falls, (iii) on the first (1st) day of the month in which the three-month anniversary of the Swap Note falls, (iv) on the first (1st) day of the month in which the three-month anniversary of the Variable Rate Note falls, (v) on the first (1st) day of the month in which the one-month anniversary of the Long Term Revolving Note falls, (vi) on the first (1st) day of the month in which the three-month anniversary of the Existing Swap Note falls, (vii) on the first (1st) day of the month in which the three-month anniversary of the Existing Variable Rate Note falls, (viii) on the first (1st) day of the month in which the one-month anniversary of the Existing Long Term Revolving Note falls, and thereafter for each respective three-month or one-month period as the case may be commencing on the first day immediately following the last day of the immediately preceding Interest Period and ending after the applicable one-month or three-month period set forth above thereafter, provided that:

(a)           subject to clauses (b) and (c) below, for any calendar month, any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day;

(b)           subject to clause (c) below, any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding Eurodollar Business Day in the calendar month at the end of such Interest Period) shall be deemed to have its anniversary date on the last Eurodollar Business Day of the last calendar month occurring during such Interest Period; and

(c)           notwithstanding anything contained herein to the contrary, no Interest Period shall extend beyond the respective Termination Date for the applicable Note.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, modified, supplemented, restated or replaced from time to time, and the rules, regulations and published interpretations thereof.

“Letter of Credit” means one or more letters of credit issued under and pursuant to the Operating Loan or under the Existing Operating Note by execution and delivery by the Borrower of the Bank’s standard form promissory note and continuing letter of credit agreement relating to each such letter of credit, pursuant to the Bank’s customary policies and in accordance with the terms and provisions of the Bank’s standardized documents, to be executed and delivered to the Bank at the time of issuance of each such Letter of Credit.

“LIBOR” shall mean the London Interbank Offered Rate.

“LIBOR Base Rate” shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, or (b) if the LIBOR Index Rate cannot be determined, the average (rounded upward, if necessary, to the next higher one one hundredth (1/100) of one percent (1%)) of the respective rates per annum of interest at which deposits in dollars are offered to the Bank in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by the Bank in its sole discretion, at such time on the date two (2) Eurodollar Business Days before the first day of such Interest Period as the Bank in its sole discretion elects, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the Obligations.

“LIBOR Index Rate” shall mean, with respect to the applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one one hundredth (1/100) of one percent (1%)) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Bank’s information vendor as of 9:00 a.m. (Omaha, Nebraska time) on the day two (2) Eurodollar Business Days before the first day of such Interest Period.  The term “the Bank’s information vendor” means the Bloomberg service or such other vendor chosen by the Bank, in its sole discretion, for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for U.S. Dollar Deposits.

“LIBOR Rate” shall mean, with respect to any Interest Period, the quotient (rounded upwards, if necessary, to the next higher one one hundredth (1/100) of one percent (1%)) of the (i) LIBOR Base Rate divided by (ii) one (1.00) minus the applicable LIBOR Reserve Percentage.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System with respect to “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR loans is determined or any category of extensions of credit or other assets which include loans by a non-United States office of any bank to United States residents).  The

LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“LP Agreement” means that certain Limited Partnership Agreement of the Borrower, dated March 6, 2002, as the same may be amended, supplemented or modified from time to time.

“Loan Documents” means this Agreement, each of the Notes, the Mortgage, the Security Agreement, the Guaranty, each Letter of Credit, each Swap Contract, each of the Existing Loan Documents, and each other document referred to in Article IV of this Agreement.

“Long Term Revolving Loan” has the meaning provided in Section 2.12(c) of this Agreement.

“Long Term Revolving Note” has the meaning provided in Section 2.12(c) of this Agreement.

“Manager” means Steve Roe, an Iowa resident.

“Material Contracts” mean the contracts or agreements entered into by the Borrower or any agent on behalf of the Borrower relating to the Property, the construction of the Project or the operation of the ethanol plant following the Completion Date which the Borrower and the Bank mutually agree are material thereto and are described on Exhibit “E” attached hereto and incorporated herein by this reference.

“Maximum Rate” has the meaning provided in Section 8.16 of this Agreement.

“Mortgage” means the Amended, Restated and Expanded Mortgage, dated the Closing Date, between the Borrower and the Bank in the form of Exhibit “F” attached hereto and incorporated herein by this reference creating a first lien on the Property and a security interest in all of the personal property incorporated therein as a fixture as security for payment of the Obligations.

“Net Worth” means total assets less total liabilities of the Borrower and less the following types of assets: (a) leasehold improvements; (b) receivables (other than those created by sale of goods) (i) to a partner and other investments in or amounts due from any partner, employee or other Affiliate of the Borrower, other than Archer Daniels Midland Company, or (ii) which, in accordance with GAAP, are considered to be doubtful or uncollectible in the ordinary course of business; (c) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible; and (d) treasury stock or treasury partnership units or interests in the Borrower.  Net Worth shall not include any debt due to the Borrower not acceptable to the Bank in the exercise of the Bank’s reasonable discretion, but shall include Subordinated Debt.

“Note” or “Notes” means any, or all, as the case may be, promissory note delivered by the Borrower to the Bank, which shall include, but not be limited to, the Construction Note, the Operating Note, the Term Notes, the Existing Term Notes and the Existing Operating Note.

“Obligations” means the obligation of the Borrower:

(a)           to pay the principal of and interest on any of the Notes in accordance with the terms thereof and to satisfy all of its other liabilities to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor and including, but not limited to, any obligations under Letter of Credit agreements;

(b)           to repay to the Bank all amounts advanced by the Bank hereunder or otherwise incurred hereunder on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or licensers, or taxes, levies, insurance, rent or repairs to, or maintenance or storage of, any of the real or personal property securing the Borrower’s payment and performance of this Agreement; and

(c)           to reimburse the Bank, on demand, for the Bank’s reasonable and necessary out-of-pocket expenses and costs, including the reasonable fees and expenses of the Bank’s legal counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement or any of the other Loan Documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations referred to in the foregoing subparagraphs (a) and (b).

“Operating Loan” shall have the meaning given such term in the recitals hereto.

“Operating Loan Commitment” shall have the meaning provided in Section 2.06 of this Agreement.

“Operating Loan Termination Date” means the earliest to occur of the following: (a) March 31, 2008, or such later date to which the Operating Loan Termination Date has been extended by written agreement by the Bank, (b) the date the Obligations are accelerated pursuant to the terms and provisions of this Agreement or the Operating Note, (c) the date the Bank receives notice in writing from the Borrower of the Borrower’s election to terminate the Operating Note as described in Section 2.06 of this Agreement and (d) the date the Bank receives (i) notice in writing from the Borrower of the Borrower’s election to terminate this Agreement or (ii) indefeasible payment in full of the Obligations.

“Operating Note” means the Operating Note, dated the Closing Date, by the Borrower in favor of the Bank evidencing the three hundred sixty four (364) day operating credit facility described in Section 2.06 of this Agreement and in the form as set forth in Exhibit ”G” attached hereto and incorporated herein by this reference and as renewed, modified or extended from time to time in accordance with the terms thereof and hereof.

“Original Facility” means the design and construction of (i) the Borrower’s ethanol plant completed on or about June 1, 2003 and (ii) the addition to Borrower’s ethanol plant completed on or about October 1, 2005, together with all necessary and appropriate fixtures, equipment, attachments and accessories, as described in the Original Plans.

“Original Plans” means the plans and specifications prepared by ICM, Inc. on behalf of the Design Builder for the Original Facility and identified to this Agreement by the Design Builder, the Borrower and the Bank.

“Other Project Construction” means all construction or materials to be provided to the Borrower or performed on behalf of the Borrower relating to the Expansion Facility or the Property which are not included in the scope of the work provided for under the Design/Build Construction Contract.

“Permit” and “Permits” mean, respectively, any license or permit, and all licenses or permits, in either case, as required under any law, ordinance or regulation, including the Environmental Requirements, or by any Governmental Authority and that are a requirement to constructing or operating the facility on the Property after completion of construction of the Project at its maximum operational capacity, including without limitation the licenses or permits set forth in Exhibit “H” attached hereto and incorporated herein by this reference.

“Permitted Liens” means (i) liens, assignments, or subordinations in favor of the Bank; (ii) liens, assignments, or subordinations outstanding on the date of this Agreement and disclosed in advance to the Bank in writing and approved by the Bank, including those easements and other encumbrances described in the title insurance commitment provided to the Bank on the Closing Date; (iii) liens for taxes or assessments or other governmental charges not delinquent or which the Borrower is contesting in good faith and for which the Borrower has made adequate reserves; (iv) liens which secure purchase money Indebtedness allowed under this Agreement or the Loan Documents; (v) liens that are imposed by law for obligations for labor or materials not overdue for more than 120 days to the extent and only to the extent Borrower has obtained and posted adequate bonding to secure the payment thereof and release of such lien within the period provided under applicable law, such as mechanics’, materialmen’s, carriers’, landlords’, and warehousemen’s liens, or liens, pledges, or deposits under workers’ compensation, unemployment insurance, Social Security, or similar legislation; (vi) liens securing Subordinated Debt; and (vii) liens created in favor of a hedging account entity.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Phase I Environmental Report of the Property” means (i) the Phase I Environmental Site Assessment, dated May 31, 2006, prepared for Little Sioux Corn Processors for Project No. 27067606 by Terracon Consultants, Inc., and (ii) Phase I Environmental Site Assessment, dated April 26, 2002, prepared for Little Sioux Corn Processors, L.P. for Project No. 08027714 by Terracon Consultants, Inc.

“Plans” means the plans and specifications for construction of the Project, which shall specifically include the Original Plans and the Expansion Facility Plans.

“Post Closing Letter” shall have the meaning give to such term in Section 8.02 of this Agreement.

“Preliminary Survey” means the survey provided for in Section 4.01(a)(xiii) hereof.

“Prepayment Fee” shall have the meaning given such term in Section 2.15 of this Agreement.

“Project” means the ethanol plant owned and operated by the Borrower (including, but not limited to, the Original Facility and the Expansion Facility), together with all necessary and appropriate fixtures, equipment, attachments and accessories, as described in the Plans, constructed or to be constructed on the Property, together with the Other Project Construction, such that following completion thereof the ethanol plant operates at the maximum operational capacity provided in the Plans.

“Projections” shall have the meaning given such term in Section 5.09 of this Agreement, including but not limited to the Sources and Uses of Funds.

“Property” shall have the meaning given such term in the recitals hereto.

“Schedule of Values” means the schedule of values and related cash flow projections prepared by the Design Builder allocating the values under the Design/Build Construction Contract to the various portions or segments thereof.

“Scheduled Payments” means payments to be made by, or on behalf of, the Borrower to the Bank pursuant to the terms and provisions of this Agreement or any of the other Loan Documents, except for payments made pursuant to the provisions of Section 6.02(c) of this Agreement.

“Security Agreement” means the Amended and Restated Security Agreement, dated the Closing Date, between the Borrower, as debtor, and the Bank, as secured party, creating a first security interest in all the Borrower’s assets, including general intangibles, other than the real estate which is the subject of the Mortgage, securing the Obligations, as the same may be extended, renewed, continued or otherwise modified with the written consent of the Borrower and the Bank.

“Sources and Uses of Funds” means the sources and uses of funds included in the updated financial projections, dated October 3, 2006, as prepared by Gary Grotjohn of the Borrower, and as amended from time to time by the Borrower with the approval of the Bank, reflecting the Borrower’s capital and projected sources of income and periodic expenditure thereof for completion of construction of the Expansion Facility and operation of the Project, including expenditures which are not anticipated to be funded from the loans provided for in this Agreement.

“Special Flood Hazard Area” means the designation of an area by FEMA requiring that the Bank obligate the Borrower to obtain and maintain flood insurance relating to any property located therein.

“Subcontractor” means any Person who contracts with the Design Builder or the Borrower or another contractor of the Borrower to perform any work or supply any of the materials or equipment necessary to complete the construction of the Project or the operation thereof following completion of construction.  Subcontractor shall also include any Person who performs any work or supplies any of the materials or equipment necessary to complete construction of the Project.

“Subordinated Debt” means Indebtedness of the Borrower to entities other than the Bank that has been approved by the Bank in writing and has been subordinated, in form acceptable to the Bank, to the Obligations, and which specifically includes that certain promissory note in the amount of Five Hundred Thousand and No/100ths Dollars ($500,000.00), dated January 29, 2003, executed by the Borrower in favor of Farmers State Bank of Marcus, Iowa, with a current outstanding balance of One Hundred Sixty Two Thousand Four Hundred Thirty Nine and 26/100ths Dollars ($162,439.26).

“Subordination Agreement” means that certain Subordination Agreement, dated on or about the Closing Date, among the Borrower, the Bank and Farmers State Bank of Marcus, Iowa, in the form attached hereto as Exhibit “I” and incorporated herein by this reference, pursuant to which the Indebtedness of the Borrower to Farmers State Bank of Marcus, Iowa is subordinated to the Borrower’s Obligations owed to the Bank.

“Subsidiary” means, as to the Borrower, a corporation or other entity, including a limited liability company, of which shares of stock or membership or other equity interests, having ordinary voting power (other than stock or membership or other equity interests, having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or managers or governors of such corporation or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Borrower.

“Substantial Completion” shall have the meaning provided in the Design/Build Construction Contract.

“Swap Contract” or “Swap Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.; provided, however, the term “Swap Contract” shall not, for the purposes of this Agreement, include commodity hedging or commodity risk management contracts.  “Commodity” includes ethanol, grain, natural gas and other traded commodities.

“Swap Loan” has the meaning provided in Section 2.12(a) of this Agreement.

“Swap Note” has the meaning provided in Section 2.12(a) of this Agreement.

“Term Loan” shall mean an amount of up to Eighty Two Million Two Hundred Seventy Eight Thousand Two Hundred Twenty Six Dollars and Ninety Four Cents ($82,278,226.94) loaned, or to be loaned, subject to the terms and provisions of this Agreement and the Term Notes, to the Borrower under the terms and conditions of this Agreement to provide the Borrower funds to pay the Construction Loan in full and which shall include the Swap Loan, the Variable Rate Loan, and the Long Term Revolving Loan, as further defined and described in Section 2.12 of this Agreement.

“Term Loan Termination Date” means the earliest to occur of the following: (a) the fifth anniversary of the Construction Loan Termination Date, (b) the date the Obligations are accelerated pursuant to this Agreement or the Term Notes and (c) the date the Bank has received (i) notice in writing from the Borrower of the Borrower’s election to terminate this Agreement or (ii) indefeasible payment in full of the Obligations.

“Term Notes” means those promissory notes of the Borrower to the Bank which evidences permanent financing to pay the Construction Note as described and further defined in Article II of this Agreement, and all renewals, modifications or extensions thereof and which shall include the Swap Note, the Variable Rate Note and the Long Term Revolving Note.

“Title Company” means Dakota Homestead Title Insurance Company, a South Dakota corporation.

“Total Expansion Facility Costs” means an amount equal to Seventy Three Million and No/100ths Dollars ($73,000,000.00).

“USDA” means the United States Department of Agriculture.

“USDA CCC Bio-Energy Accounts Receivable” shall mean cash incentives offered by the USDA to the Borrower after the Borrower has commenced operations and provided that the Borrower has complied with other applicable requirements, terms and conditions of the USDA.

“Variable Rate Loan” has the meaning provided in Section 2.12(b) of this Agreement.

“Variable Rate Note” has the meaning provided in Section 2.12(b) of this Agreement.

“Working Capital” means current assets (including any amount available under the Long Term Revolving Loan at the time of determination) of the Borrower, less (i) investments by the Borrower in or other amounts due to the Borrower from any partner, employee or other Affiliate of the Borrower, other than Archer Daniels Midland Company, (ii) prepayments made by the Borrower under this Agreement and (iii) current liabilities of the Borrower.

Section 1.02.  Interpretation.  The definitions in Section 1.01 of this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  All terms of an accounting or financial nature not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Sections 5.07 and 6.01 of this Agreement, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

Section 2.01.  Existing Financing.

(a)           Borrower and Bank acknowledge and agree that, under the Existing Loan Agreement, Borrower’s Obligations currently include (i) a fixed rate term loan evidenced by that certain Term Note 2, dated June 23, 2003, executed by Borrower payable to the order of the Bank, which has a current principal balance of Ten Million Five Hundred Seventy Two Thousand Two Hundred Thirty Three Dollars and Ninety Two Cents ($10,572,233.92) and is attached hereto as Exhibit “J” and incorporated herein by this reference (the “Existing Swap Note”), (ii) a variable rate term loan evidenced by that certain Term Note 3, dated June 23, 2003, executed by Borrower payable to the order of the Bank, which has a current principal balance of Four Million Two Hundred Seventy Eight Thousand Two Hundred Twenty Six  Dollars and Ninety Four Cents ($4,278,226.94) and is attached hereto as Exhibit “K” and incorporated herein by this reference (the “Existing Variable Rate Note”), (iii) a long term revolving loan evidenced by that certain Term Note 4, dated June 23, 2003, executed by Borrower payable to the order of the Bank, which has an available commitment of Five Million and No/100ths Dollars ($5,000,000.00) and is attached hereto as Exhibit “L” and incorporated herein by this reference (the “Existing Long Term Revolving Note”), (iv) an operating line and letter of credit facility evidenced by that certain Revolving Promissory Note, dated as of March 31, 2006, executed by Borrower payable to the order of the Bank, which has an available commitment of Three Million Five Hundred Thousand and No/100ths Dollars ($3,500,000.00) and is attached hereto as Exhibit “M” and incorporated herein by this reference (the “Existing Operating Note”), and (v) a business credit card loan which has an available commitment of One Hundred Thousand Dollars ($100,000.00) (the “Business Credit Card Loan”).

(b)           During the period beginning on the date of execution of this Agreement and ending on the Existing Swap Loan Termination Date, the terms and provisions of the Existing Swap Note shall remain in full force and effect and the interest rate, interest period, repayment and other terms and provisions thereof shall likewise remain in full force and effect.

(c)           During the period beginning on the date of execution of this Agreement and continuing thereafter until terminated according to its terms, the terms and provisions of the Business Credit Card Loan shall remain in full force and effect and the interest rate, interest period, repayment and other terms and provisions thereof shall likewise remain in full force and effect.

(d)           During the period beginning on the date of execution of this Agreement and ending on the Construction Loan Termination Date, the terms and provisions of the Existing Variable Rate Note and the Existing Long Term Revolving Note shall remain in full force and effect and the interest period, repayment and other terms and provisions thereof shall likewise remain in full force and effect until replaced in accordance with the terms and provisions of this Agreement; provided, however, that during such time, interest shall accrue on the Existing Variable Rate Note and the Existing Long Term Revolving Note at a variable rate equal to the applicable LIBOR Rate set forth in such Notes, plus (a) two hundred eighty (280) basis points prior to acceleration or maturity, and (b) an additional six hundred (600) basis points after maturity, whether by acceleration or otherwise.

(e)           On the date of execution of this Agreement, the entire principal amount and all accrued and unpaid interest under the Existing Operating Note shall be refinanced and replaced in its entirety by the Operating Note described in Section 2.08 of this Agreement.

(f)            On the Construction Loan Termination Date and subject to the conditions set forth in Section 2.12 of this Agreement, the entire principal amount and all accrued and unpaid interest under the Existing Variable Rate Note, if any, shall be added to the principal balance of the Construction Note and converted to and replaced by the Term Loans described in Section 2.12 of this Agreement.

(g)           On the Construction Loan Termination Date and subject to the conditions set forth in Section 2.12 of this Agreement, the Existing Long Term Revolving Note shall be combined with, and replaced in its entirety by, the Long Term Revolving Note described in Section 2.12 of this Agreement.

Section 2.02.  Construction Loan.  The Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to make, from time to time during the period beginning on the date of execution of this Agreement and ending on the Construction Loan Termination Date, disbursements to the Borrower in an aggregate principal amount not to exceed Seventy Three Million and No/100ths Dollars ($73,000,000.00) (the “Construction Loan Commitment”).  The Borrower may borrow, repay without penalty or premium and reborrow hereunder, from the Closing Date until the Construction Loan Termination Date, either the full amount of the Construction Loan Commitment or any lesser sum thereof.  If, prior to the Completion Date, there is paid to the Bank a third-party payment (a grant payment, for example) that is applied to the Construction Loan, the Bank may, in its sole discretion, reduce the amount to be advanced to a lesser sum, which the Bank reasonably determines is necessary to complete the Expansion Facility.  Approved construction costs, for purposes hereof, are costs actually incurred in connection with the construction of the Expansion Facility.  Such approved construction costs shall include, but shall not be limited to, the costs of permits, licenses, labor, supplies, materials, services, equipment, insurance premiums, real estate taxes and interest on disbursements and operating costs of the ethanol plant.  Approved construction costs shall not include (i) the demobilization or other costs of the Design Builder in connection with a termination of the Design/Build Construction Contract, and any similar provision of any Other Project Construction agreement, other than upon completion of the Project, or (ii) costs associated with the payment of consequential damages and other costs resulting from any breach of the License Agreement, dated as of September 20, 2006, by and between the Borrower and ICM, Inc. a Kansas corporation.

Section 2.03.  Construction Note.  The obligation of the Borrower to repay the Construction Loan shall be evidenced by the Construction Note.

Section 2.04.  Interest on Construction Note.  Interest on the Construction Note shall be payable at the rate provided herein only on such portions of the Construction Loan proceeds as actually have been disbursed by the Bank pursuant to this Agreement.  Interest on the Construction Note shall accrue at the one (1) month LIBOR Rate plus (a) three hundred ten (310) basis points prior to acceleration or maturity, and (b) an additional six hundred (600) basis points after maturity, whether by acceleration or otherwise.

Section 2.05.  Repayment of Construction Note.  Interest only shall be due and payable quarterly on the Construction Note.  All outstanding principal and accrued but unpaid interest on the Construction Note shall be due and payable on the Construction Loan Termination Date pursuant to, subject to the terms and provisions thereof, Section 2.12 of this Agreement.

Section 2.06.  Operating Loan.  The Bank agrees, on the terms and subject to the conditions set forth in this Agreement, to lend up to Five Million and No/100ths Dollars ($5,000,000.00) to the Borrower relating to the Operating Loan, which shall provide both operating line of credit financing and Letter of Credit financing under the same financing facility and will refinance and replace the Existing Operating Note.  The Bank will credit proceeds of the Operating Loan to the Borrower’s deposit account with the Bank, bearing account number 22674210.  Subject to the terms of this Agreement and the Operating Note, the Bank will lend the Borrower, from time to time until the Operating Loan Termination Date such sums as the Borrower may request by reasonable same-day notice to the Bank, received by the Bank not later than 11:00 a.m. (Omaha, Nebraska time) of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding of Five Million and No/100ths Dollars ($5,000,000.00) less (i) the aggregate amounts of any sums previously disbursed to the Borrower under the Operating Loan by the Bank at the request of, and for the account of, the Borrower and (ii) the aggregate amount of any outstanding Letters of Credit (the “Operating Loan Commitment”).  The Borrower may borrow, repay, and reborrow under the Operating Loan, without penalty or premium, from the Closing Date until the Operating Loan Termination Date, either the full amount of the Operating Loan Commitment or any lesser sum.  It is the intention of the parties that the outstanding balance of the Operating Loan shall not exceed the Borrowing Base, and if at any time said balance exceeds the Borrowing Base, the Borrower shall forthwith pay the Bank sufficient funds to reduce the balance of the Operating Loan until it is in compliance with this requirement.  The Borrower may elect to terminate the Operating Note at any time upon written notice to the Bank.  In the event the Borrower elects to terminate the Operating Note, the aggregate principal amount of the Operating Note outstanding, together with any accrued and unpaid interest thereon, shall be due and payable to the Bank on the date of such election, if not sooner paid.

Section 2.07.  Letters of Credit.  As part of, and not distinct from, the Operating Loan, Bank will issue, or has issued prior to the date hereof under the Existing Operating Note, Letters of Credit at Borrower’s request, on Borrower’s account, pursuant to the Bank’s customary policies and in accordance with the terms and provisions of the Bank’s standardized documents, to be executed and delivered to the Bank at the time of issuance of each such Letter of Credit, in an aggregate amount outstanding not to exceed One Million Dollars ($1,000,000.00) and provided that unless otherwise agreed upon by the Bank, no Letter of Credit shall have an expiration date more than one (1) year from the date of issuance.  The Bank may elect to not renew any Letter of Credit in its sole discretion.  The Bank and Borrower acknowledge and agree that the amount available to Borrower under the Letter of Credit Facility shall be permanently reduced by the amount of any and all Letters of Credit issued by the Bank to Borrower, whether issued prior or subsequent to, the date of this Agreement, unless the Bank expressly agrees in writing to the subsequent issuance of a Letter of Credit exceeding such reduced amount.

Section 2.08.  Operating Note.  The Operating Loan shall be evidenced by the Operating Note which shall have as its stated maturity date the Operating Loan Termination Date.

Section 2.09.  Interest on Operating Note.  Subject to the adjustments set forth in Section 2.11 of this Agreement, interest on the Operating Note shall accrue at the one (1) month LIBOR Rate plus (a) two hundred eighty (280) basis points, prior to acceleration or maturity, and (b) an additional six hundred (600) basis points after maturity, whether by acceleration or otherwise.

Section 2.10.  Repayment of Operating Note.  Interest only shall be due and payable quarterly on the Operating Note.  All outstanding principal and accrued but unpaid interest on the Operating Note shall be due and payable on the Operating Loan Termination Date, if not sooner paid.

Section 2.11.  Incentive Pricing.  Commencing with the three (3) month period that begins on the first (1st) day of the third (3rd) calendar month following the Construction Loan Termination Date, and as of the first (1st) day of each three (3) month period thereafter (each such three month period, an “Adjustment Period”), the interest rate applicable to the Variable Rate Loan, the Long Term Revolving Loan and the Operating Loan shall be subject to adjustment as follows:

If, as of the last Eurodollar Business Day of any Adjustment Period, Borrower’s Debt-to-Net Worth Ratio is:	then the interest rate applicable to the Variable Rate Loan, the Long Term Revolving Loan and the Operating Loan for the subsequent Interest Period shall be:

(i) greater than or equal to 1.15:1.00	equal to the LIBOR Rate plus three hundred (300) basis points

(ii) less than 1.15:1.00 but greater than or equal to 1.00 to 1.00	equal to the LIBOR Rate plus two hundred eighty five (285) basis points

(iii) less than 1.00 to 1.00 but greater than or equal to .75 to 1.00	equal to the LIBOR Rate plus two hundred seventy (270) basis points

(iv) less than .75 to 1.00 but greater than or equal to 0.50:1.00	equal to the LIBOR Rate plus two hundred fifty five (255) basis points

and/or (v) less than 0.50:1.00	equal to the LIBOR Rate plus two hundred forty (240) basis points

(b)  Notwithstanding the foregoing, in the event any of the Notes relating thereto mature, whether by acceleration or otherwise, such incentive pricing shall not be applicable thereto and the interest rates provided for therein at maturity shall be applicable.

For any calendar month, any Adjustment Period which would otherwise commence or end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day. Any such adjustment under this Section shall be applied and take effect for the immediately succeeding Interest Period.

Section 2.12.  Term Loans and Term Notes.  On the Construction Loan Termination Date and so long as (i) Bank is lender, (ii) all of the terms, conditions and covenants of this Agreement have been complied with and (iii) there has not been at any time an Event of Default, the entire principal amount and all accrued and unpaid interest under the Construction Note shall be converted to and replaced by the following Term Loans and execution and delivery by the Borrower of the following Term Notes to the Bank:

(a)           Swap Loan.  A loan in the amount of Thirty Six Million Five Hundred and No/100ths Dollars ($36,500,000.00) (the “Swap Loan”) evidenced by the execution by the Borrower and delivery to the Bank of a promissory note dated as of the Construction Loan Termination Date and subject to the terms and conditions of this Agreement, in the principal amount of Thirty Six Million Five Hundred and No/100ths Dollars ($36,500,000.00), having a maturity date that is the date of the fifth anniversary of the Construction Loan Termination Date, and in the form of Exhibit ”N” attached hereto and incorporated herein by this reference (the “Swap Note”);

(b)           Variable Rate Loan.  A loan in the maximum amount of Thirty Five Million Seven Hundred Seventy Eight Thousand Two Hundred Twenty Six Dollars and Ninety Four Cents ($35,778,226.94), representing the funded Construction Note, plus the amount outstanding on the Existing Variable Rate Note, less the Swap Note, and less Five Million and No/100ths Dollars ($5,000,000.00) of the Long Term Revolving Loan

(the “Variable Rate Loan”) evidenced by the execution by the Borrower and delivery to the Bank of a promissory note dated as of the Construction Loan Termination Date and subject to the terms and conditions of this Agreement, in the principal amount of Thirty Five Million Seven Hundred Seventy Eight Thousand Two Hundred Twenty Six Dollars and Ninety Four Cents ($35,778,226.94), having a maturity date that is the date of the fifth anniversary of the Construction Loan Termination Date, and in the form of Exhibit ”O” attached hereto and incorporated herein by this reference (the “Variable Rate Note”); and

(c)           Long Term Revolving Loan.  A loan in the amount of Ten Million and No/100ths Dollars ($10,000,000.00) (the “Long Term Revolving Loan”) evidenced by the execution and delivery of a promissory note dated as of the Construction Loan Termination Date and subject to the terms and conditions of this Agreement, in the principal amount of Ten Million and No/100ths Dollars ($10,000,000.00), having a maturity date that is the date of the fifth anniversary of the Construction Loan Termination Date, and in the form of Exhibit ”P” attached hereto and incorporated herein by this reference (the “Long Term Revolving Note”).  The amounts outstanding under the Long Term Revolving Loan shall consist of (i) Five Million and No/100ths Dollars ($5,000,000.00) converted from the Construction Loan on the Construction Loan Termination Date, and (ii) amounts outstanding under the Existing Long Term Revolving Note on the Construction Loan Termination Date.  The Borrower may borrow, repay and reborrow under the Long Term Revolving Loan, without penalty or premium, from the Construction Loan Termination Date until the Term Loan Termination Date, either the full amount of the Long Term Revolving Loan or any lesser sum.  Following repayment in full of the Variable Rate Note, when regularly quarterly principal payments are applied to the Long Term Revolving Note pursuant to Section 2.14(c) of this Agreement, the principal amount available to be borrowed under the Long Term Revolving Note will be correspondingly reduced, so that the maximum amount outstanding under the Long Term Revolving Note will decrease accordingly.

Section 2.13.  Interest on Term Notes.  Interest on the Term Notes shall accrue at the following rates:

(a)           Swap Note.  At all times for the Swap Note, interest shall accrue at a variable rate equal to the three (3) month LIBOR Rate, in effect from time to time, plus (a) two hundred sixty (260) basis points prior to acceleration or maturity, and (b) an additional six hundred (600) basis points after maturity, whether by acceleration or otherwise.

(b)           Variable Rate Note.  Subject to the adjustments set forth in Section 2.11 of this Agreement, interest on the Variable Rate Note shall accrue at a variable rate equal to the three (3) month LIBOR Rate, plus (a) three hundred (300) basis points prior to acceleration or maturity, and (b) an additional six hundred (600) basis points after maturity, whether by acceleration or otherwise.

(c)           Long Term Revolving Note.  Subject to the adjustments set forth in Section 2.11 of this Agreement, interest on the Long Term Revolving Note shall accrue at a variable rate equal to the one (1) month LIBOR Rate, in effect from time to time, plus (a) three hundred (300) basis points prior to acceleration or maturity, and (b) an additional six hundred (600) basis points after maturity, whether by acceleration or otherwise.

Section 2.14.  Repayment of Term Notes.  The Term Notes shall be repaid as follows:

(a)           On the first (1st) day of every third (3rd) month, commencing on the date that is the first to occur of (i) March 1, (ii) June 1, (iii) September 1 or (iv) December 1, immediately following the Construction Loan Termination Date, the Borrower shall pay to the Bank the scheduled principal payment shown in Schedule I to this Agreement, attached hereto and incorporated herein by this reference, plus accrued interest on the Swap Note.

(b)           On the first (1st) day of every third (3rd) month, commencing on the date that is the first to occur of (i) March 1, (ii) June 1, (iii) September 1 or (iv) December 1, immediately following the Construction Loan Termination Date, the Borrower shall pay the sum of One Million Three Hundred Sixty Two Thousand Four Hundred Twenty Eight Dollars and Sixty Six Cents ($1,362,428.66) to the Bank, which shall be allocated as follows: (i) first to accrued and unpaid interest on the Long Term Revolving Note, (ii) next to accrued and unpaid interest on the Variable Rate Note, and (iii) next to principal on the Variable Rate Note.

(c)           After the Variable Rate Note has been fully paid, such quarterly payments shall be allocated first to accrued and unpaid interest on the Long Term Revolving Note, and thence to principal on such Note, with reductions in the availability thereof as provided in Section 2.12 (c) above.

(d)           Notwithstanding the foregoing, all unpaid principal and accrued and unpaid interest for all Term Notes shall be due and payable on the Term Loan Termination Date, if not sooner paid.

Section 2.15.  Payments and Prepayments for All Obligations.  All principal, interest and fees due under this Agreement, the Notes and any of the Loan Documents shall be paid in immediately available funds as contracted in this Agreement and no later than the payment due dates set forth in the Notes or this Agreement (and, with regards to fees, the due dates set forth in the periodic statements mailed to the Borrower by the Bank).  Should a payment come due on a day other than a Banking Day, the payment shall be made no later than the immediately succeeding Banking Day and interest shall continue to accrue during the extended period until paid.

On the occasion of any prepayment of all or substantially all of the outstanding Obligations by the Borrower as a result of refinancing with a lender other than the Bank, the Borrower will pay to the Bank a prepayment fee calculated as follows: If the prepayment occurs prior to the Construction Loan Termination Date  or within the first three years of the term of the Term Loan, the Borrower shall pay a fee of one percent (1%) of the amount of such prepayment, including principal, interest and other amounts due and payable to the Bank pursuant to the terms and provisions of this Agreement, any of the Notes and any of the Loan Documents (the “Prepayment Fee”).

The Borrower also agrees to pay, at the time of any such prepayment of the Construction Note or any Term Note other than the Long Term Revolving Note, as part of, and included in the determination of the total amount of the Prepayment Fee, any additional amounts as may be provided in the Notes evidencing the Obligations so prepaid as compensation to the Bank for prepayment of such Notes evidencing fixed interest rates, including, but not limited to, any fees or costs incurred by the Bank as a result of the termination or breakage of any Swap Contracts to which the Borrower is a party in relation to the Swap Loan.

Section 2.16.  Fees.

(a)           At the times set forth therein, the Borrower shall pay to the Bank the fees described in the Fee Letter.

(b)           The Borrower agrees to pay the Bank an unused commitment fee equal to twenty five (25) basis points of the unused portion of the Long Term Revolving Note and the Operating Note, calculated daily and payable on a quarterly basis in arrears; provided, however, the unused commitment fee on the Long Term Revolving Note shall not apply prior to the Construction Loan Termination Date and shall be payable by the Borrower only for the period of time after the Construction Loan Termination Date.

(c)           The Borrower agrees to pay the Bank an unused commitment fee equal to twenty five (25) basis points of the unused portion of the Existing Long Term Revolving Note, calculated daily and payable on a quarterly basis in arrears.

(d)           Upon issuance of any Letter of Credit, the Borrower shall pay the Bank (i) a commitment fee equal to a rate of one and three quarters percent (1.75%) per annum on the stated amount of such Letter of Credit, and (ii) the Bank fees for issuance of such Letter of Credit according to the Bank’s International Trade Services Fee Schedule in effect (a copy of which shall be provided to the Borrower) at the time of the issuance of the Letter of Credit.  Unless otherwise provided in the Bank’s standard form promissory note or continuing letter of credit agreement relating to such Letter of Credit, all fees relating to each Letter of Credit shall be due and payable quarterly to the Bank.

Section 2.17.  Reimbursement of Bank or Payment by Borrower.  The Borrower shall pay all costs associated with the negotiation and documentation of the transactions provided for herein and the closing of the Loan and related in any manner to the time period prior to the indefeasible payment in full by the Borrower of all of the Obligations and termination of all commitments of the Bank under this Agreement and the Loan Documents, including, but not limited to, title, survey, environmental and appraisal reports, costs of the Title Company, Disbursing Agent, Independent Inspector, mortgage and/or deed of trust fees and taxes, the Bank’s legal fees, costs, fees and any expenses or charges relating to a payment of all or a portion of the amounts due from Borrower prior to the time the same become due under or pursuant to the terms of any Loan Documents, and other reasonable expenses incurred by the Bank relating to the transactions described in this Agreement.

Section 2.18.  Appraisal.  If the Bank is required by any government entity with regulatory authority over the Bank to obtain a real estate appraisal, the Bank will obtain, at the Borrower’s sole expense, an appraisal of the Expansion Facility and that portion of the Property on which such Expansion Facility is to be constructed, providing values obtained by use of the cost approach, the income approach and the replacement cost approach.  If such appraisal shows that the outstanding Construction Loan amount at that time exceeds the value of the Project as determined by the appraisal, using the replacement cost approach, then the Borrower shall, within thirty (30) days of receipt of written notice by the Bank and without penalty or premium, pay the difference between the outstanding Construction Loan amount and the appraised value amount of the Project as determined by such appraisal, and no further advances shall be made on the Construction Loan thereafter until such time as the appraised value of the Project exceeds the Construction Loan amount.

ARTICLE III

DISBURSEMENT PROCEDURES

Section 3.01.  Submission of Draw Requests.  Whenever the Borrower desires a disbursement under the Construction Loan, which at all times shall be pursuant to the Disbursement Agreement and shall be no more often than three (3) times a month, unless the Bank agrees otherwise, the Borrower shall submit to the Bank a Draw Request, duly executed on behalf of the Borrower, setting forth the information requested therein.  Each Draw Request shall be delivered to the Bank at least seven (7) days before the date the disbursement is desired.

Section 3.02.  Amount of Draw Request.  Each Draw Request shall be limited to amounts equal to (a) the total of approved construction costs actually incurred and paid or owing by the Borrower to the date of such Draw Request for work performed, materials, or equipment incorporated in the Expansion Facility as described in the Expansion Facility Plans, plus (b) the cost of materials or equipment not incorporated in the Expansion Facility but delivered to and suitably stored at the Expansion Facility site, plus (c) prepayments for materials or equipment for the Expansion Facility when prepayment is required by the manufacturer or supplier or when such prepayment results in a material financial benefit to Borrower; less (d) prior disbursements under this Agreement for such approved construction costs from the Construction Loan or the Borrower’s equity for such approved construction costs and less (e) any retainage permitted to be withheld by the Borrower in connection with such Draw Request pursuant to the Design/Build Construction Contract and all other contracts for Other Project Construction.  Notwithstanding anything herein to the contrary, no disbursements for materials stored at the Expansion Facility site will be made by the Bank unless the Borrower shall advise the Bank of its intention to store materials prior to their delivery, and provide suitable security for such storage.

Section 3.03.  Other Documents.  At the time of submission of each Draw Request, the Borrower shall submit or cause to be submitted to the Bank the following:

(a)           A written conditional general lien waiver, effective to waive any lien arising under the laws of the State of Iowa, from the Design Builder, to be effective as of the date payment is made to the Design Builder for the amount of approved costs which will be paid for by such Draw Request; and

(b)           A written final general lien waiver, effective to waive any lien arising under the laws of the State of Iowa, from each of Design Builder’s Subcontractors relating to the Design/Build Construction Contract for work done and materials supplied for each contract value in excess of Five Thousand and No/100ths Dollars ($5,000.00), effective the date of the last payment made by the Design Builder to such Subcontractors; and

(c)           A written conditional general lien waiver, effective to waive any lien arising under the laws of the State of Iowa, from each Person providing services or materials to Borrower relating to the Other Project Construction for work done and materials supplied, in each case, of a contract value in excess of Five Thousand and No/100ths Dollars ($5,000.00), by them, to be effective as of the date payment is received by such Person for the amount of approved costs which will be paid for by such Draw Request; and

(d)           A written final general lien waiver, effective to waive any lien arising under the laws of the State of Iowa,  from each Person providing services or materials to Borrower relating to the Other Project Construction for work done and materials supplied, in each case, of a contract value in excess of Five Thousand and No/100ths Dollars ($5,000.00), effective as of the date final payment is made to such Person; and

(e)           A document from the Borrower and, if applicable, the Independent Inspector, requesting and/or approving the amount of the approved construction costs, conformance thereof with the Schedule of Values and the Budget Variance Report, and the payment of the relevant Draw Request; and

(f)            Invoices from the Borrower, Design Builder, and from each Person providing services or materials to Borrower relating to the Other Project Construction, as applicable, and such other supporting evidence as may be reasonably requested by the Bank to substantiate all payments which are to be made out of the relevant Draw Request and/or to substantiate all payments then made with respect to the Expansion Facility and conformance of the Draw Request with the Schedule of Values and the Budget Variance Report.

Section 3.04.  Project Cost Overruns.  The Borrower agrees that all costs incurred by the Borrower relating to the Expansion Facility in excess of the Total Expansion Facility Costs shall be paid solely by the Borrower and the Borrower shall immediately deliver additional funds to the Bank to fund any and all costs of the Expansion Facility in excess of the Total Expansion Facility Costs upon receipt of written request from the Bank relating thereto.  Notwithstanding the foregoing, Borrower shall be entitled to apply any previously achieved savings in any completed category of the Expansion Facility budget to pay for any such cost overruns.  In addition, Borrower may from time to time request that the contingency fund line item in the Expansion Facility budget be reallocated to pay needed costs of the Expansion Facility.  Such requests shall be subject to Bank’s approval in its reasonable discretion, which shall not be unreasonably withheld.

Section 3.05.  Making Disbursements.  Provided that on the date a Draw Request is received by the Bank (a) the Borrower has performed all of its agreements and complied with all requirements of this Agreement, and each of the Loan Documents, to be performed or complied with by the Borrower, including, but not limited to, satisfaction of all applicable conditions precedent contained in Article IV of this Agreement, and (b) if required by the Bank, the Bank has received a current report from the Independent Inspector (i) documenting material compliance with the Expansion Facility Plans for those portions of the Expansion Facility indicated as completed in the Draw Request, (ii) confirming conformance of the Draw Request to the Schedule of Values and the Budget Variance Report, and (iii) otherwise confirming the acceptability of the Expansion Facility work represented by the Draw Request, (c) the Bank has received the approval of the Draw Request by the Disbursing Agent and confirmation of compliance thereof with the terms and provisions of the Disbursement Agreement, and (d) the Bank has approved the Draw Request, the Bank shall pay to the Borrower the amount of the requested disbursement (less any required retainage and less amounts payable and advanced by Bank to itself).  Each disbursement disbursed to the Disbursing Agent under the Construction Loan shall bear interest at the rate provided in the Construction Note evidencing the disbursement from the date such disbursement is so disbursed to the Borrower or deposited into the Borrower’s account.

Section 3.06.  Disbursements Without Receipt of Draw Request.  Notwithstanding anything herein to the contrary, the Bank shall have the irrevocable right at any time and from time to time to apply funds which it agrees to disburse hereunder to pay interest on the Construction Note as and when such interest becomes due, and to pay any and all of the expenses of the Bank related to the Expansion Facility, the Construction Loan or as otherwise provided in this Agreement, all without receipt of a Draw Request.

Section 3.07.  Miscellaneous Procedures.  The Bank may establish reasonable additional procedures regarding disbursements and Draw Requests as are reasonable to assure the proceeds of the Construction Loan are paid only to those Persons entitled to the same, and that the liens securing the Obligations are in all cases first and paramount liens on the Property and all other assets of the Borrower, except to the extent, and solely to the extent, provided for herein to the contrary.  Additionally, the Bank may establish reasonable additional procedures regarding disbursements under and pursuant to the Term Notes, the Operating Note, or the Existing Term Notes to assure compliance by the Borrower with the terms and provisions of this Agreement, the Loan Documents and the respective Term Notes, Operating Note or Existing Term Notes, as the case may be.

Section 3.08.  Appointment of Independent Inspector.  No Draw Request shall be honored after commencement of construction unless and until the Borrower has consented to the Bank’s appointment of an Independent Inspector.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01.        Conditions Precedent to Initial Disbursement under the Construction Loan.  The obligation of the Bank to make its initial disbursement under the Construction Loan,

excluding any Letter of Credit issued prior to the date hereof or disbursements made prior to the date hereof under the Existing Loan Agreement, is subject to the satisfaction of the following conditions, unless waived or extended in writing by the Bank:

(a)           The Bank shall have received all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Bank:

(i)            This Agreement, duly executed on behalf of the Borrower.

(ii)           The Construction Note, duly executed on behalf of the Borrower.

(iii)          The Mortgage, duly executed on behalf of the Borrower and delivered to the Title Company for filing of record.

(iv)          The Security Agreement, duly executed by the Borrower, together with (i) acknowledgment copies of the Financing Statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement; and (ii) certified copies of Requests for Copies or Information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under (i), including the Financing Statement filed by the Bank against the Borrower, indicating that no person or entity claims an interest in any of the collateral “Property” (as such term is defined in the Security Agreement) except for the Bank.

(v)           The filing of a financing statement or statements sufficient when filed to perfect the security interests granted under the Mortgage, the Assignment of Rents and Leases, the Security Agreement, and the Assignment of Design/Build Construction Contract, to the extent such security interests are capable of being perfected by filing.

(vi)          Certified (as of the date of this Agreement) copies of all company actions taken by the Borrower, including resolutions of the Board of Directors of the General Partner, authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and each other document to be delivered by the Borrower pursuant to this Agreement.

(vii)         A certificate (dated as of the date of this Agreement) of an officer of the General Partner of the Borrower certifying the names and true signatures of the Authorized Persons of the Borrower authorized to (i) sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement and (ii) perform all of Borrower’s obligations under such documents in accordance with their terms.

(viii)        A favorable written legal opinion of counsel for the Borrower, in substantially the form of Exhibit ”Q” attached hereto and incorporated herein by reference, addressed to the Bank.

(ix)           The Assignment of Rents and Leases, duly executed on behalf of the Borrower.

(x)            Copies of the Plans, each certified by the Design Builder and the Borrower.

(xi)           The Collateral Assignment for the benefit of the Bank of each of the Material Contracts, duly executed by the Borrower and consented to by the other party or parties to each such Material Contract, with a copy of such Material Contract attached thereto.

(xii)          The Budget Variance Report or other Total Expansion Facility Costs statement on the Expansion Facility duly executed by the Borrower, setting forth the anticipated total cost of the Expansion Facility’s completion, and the Schedule of Values or other construction cost statement duly executed by the Design Builder, setting forth its anticipated construction costs of the Expansion Facility, each in effect or effective as of the Draw Request.

(xiii)         An ALTA (American Land Title Association) Survey of the Property, prepared at the Borrower’s expense, currently certified by a licensed, registered surveyor and incorporating the legal description of the Property, showing the location of all points and lines referred to in the legal description, the location of any existing improvements, the location of the Project (including parking) and the proposed location of the Expansion Facility as being within the exterior boundaries of the Property and in compliance with all applicable building set-back requirements, the location of all utilities and the location of all easements and encroachments onto or from the Property that are visible on the Property, known to the surveyor preparing the survey or of record, identifying easements of record by recording data and currently certified by the surveyor that there are no such easements or encroachments upon the Property except as shown on the survey, and such other matters as the Title Company may require in order to issue the title binder referred to in Section 4.01(a)(xv) below (the “Preliminary Survey”).

(xiv)        An as built appraisal based upon the Plans to be performed by Natwick Associates Appraisal Services which shows the as completed value of the Property and Project addressed to and otherwise acceptable to the Bank.

(xv)         A title binder, issued by the Title Company, at the Borrower’s expense, constituting a commitment by the Title Company to issue a mortgagee’s title policy in favor of the Bank as mortgagee under the Mortgage, that will be free from all standard exceptions, including mechanics’ liens and all other exceptions not previously approved by the Bank and that will insure the Mortgage to be a valid first lien on the Property, and with the endorsements as set forth in Exhibit “R” attached hereto and incorporated herein by this reference, each in form and content reasonably acceptable to the Bank.

(xvi)        A soil report on the Property certified by a registered engineer including structural design recommendations in form and substance satisfactory to the Bank.  Such report shall include soil borings and geo-technical analyses.

(xvii)       The Phase I Environmental Report of the Property.

(xviii)      Copies of all construction Permits from the applicable Governmental Authorities from whom such permit or license is required.

(xix)         Copies of documents from the Governmental Authorities that provide to the reasonable satisfaction of the Bank that the Project when constructed in accordance with the Plans will comply in all material respects with all applicable laws, ordinances, zoning, subdivision, platting, environmental and land use requirements, without special variance or exception, and such other evidence as the Bank shall reasonably request to establish that the Project and the contemplated use thereof are permitted by and comply in all material respects with all applicable use or other restrictions and requirements in prior conveyances, zoning ordinances, Environmental Requirements, watershed district regulations and all other applicable laws or regulations of any other Governmental Authorities.

(xx)          Copies of certificates of insurance demonstrating the types, levels, deductibles, endorsements, and other coverage parameter issues to the satisfaction of the Bank for builders’ risk insurance, casualty/commercial general liability insurance, business automobile liability insurance, environmental liability insurance and workers’ compensation insurance required (i) of Borrower under Article VI of this Agreement, (ii) of the Design Builder under the Design/Build Construction Contract, and (iii) of each Person providing Other Project Construction services under any Other Project Construction agreement, with all such insurance in full force and effect and approved by the Bank, in the exercise of its reasonable discretion, and naming the Bank as a mortgagee and additional insured or loss payee, as the case may be.

(xxi)         A FEMA designation indicating that the Project is not in a Special Flood Hazard Area.

(xxii)        A certificate (dated as of the date of this Agreement) of an Authorized Person of the General Partner of Borrower certifying a copy of the Borrower’s LP Agreement, and any amendments, if applicable.

(xxiii)       A certificate (dated as of the date of this Agreement) of an Authorized Person of the General Partner of Borrower certifying a copy of the Borrower’s Certificate of Limited Partnership and Statement of Qualification and any amendments thereto, if applicable.

(xxiv)       A certificate of good standing or existence for the Borrower and the General Partner from the Secretary of State of the State of Iowa.

(xxv)        A fully executed Disbursement Agreement.

(xxvi)       The Guaranty, duly executed by the General Partner.

(xxvii)      The Swap Contract, duly executed on behalf of the Borrower.

(xxviii)       The Subordination Agreement, duly executed on behalf of the Borrower, the Bank, and Farmers State Bank of Marcus, Iowa.

(xxix)       The Deposit Account Control Agreements, duly executed on behalf of the Borrower, the Bank, Farmers State Bank of Marcus, Iowa, and Cherokee State Bank of Cherokee, Iowa, respectively.

(b)           The representations and warranties contained in Article V of this Agreement are correct in all material respects on and as of the date of such disbursement as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and except to the extent of changes permitted under the terms of this Agreement or approved by the Bank in writing.

(c)           No event has occurred and is continuing, or would result from such disbursement, which constitutes or may constitute a Default or an Event of Default.

(d)           The disbursement requirements of Article III of this Agreement and the Disbursement Agreement have been satisfied.

(e)           If required by the Bank, the Bank shall be furnished with a statement from the Borrower and the Design Builder, in form and substance satisfactory to the Bank, in the exercise of its reasonable discretion, setting forth the names, addresses and amounts due or to become due, as well as the amounts previously paid, to the Design Builder and every Subcontractor.

(f)            All Permits issued for construction and operation of the Project have been, or will be, timely received so as to not delay the construction or impact the operation of the Project, and no Permit necessary for the construction or operation of the Project shall have been revoked or the issuance thereof subjected to challenge before any Governmental Authority.

(g)           The Bank and the Borrower intend that the Construction Loan is available, subject to the terms and provisions of this Agreement, to fund an amount not to exceed Seventy Three Million and No/100ths Dollars ($73,000,000.00).  No advances or disbursements under the Construction Loan shall exceed such levels, unless the Bank consents in writing to the same.

(h)           The Borrower shall have amended all security agreements or other agreements granting a security interest in equipment and inventory of the Borrower to the Iowa Department of Economic Development to provide for the termination and release of all such security agreements, security interests and financing statements related thereto upon the condition that the Borrower deliver a Letter of Credit to the Iowa Department of

Economic Development in form and substance mutually acceptable to the Borrower, the Bank and the Iowa Department of Economic Development.

(i)            The Borrower shall have delivered a Letter of Credit to the Iowa Department of Economic Development in form and substance mutually acceptable to the Borrower, the Bank and the Iowa Department of Economic Development in connection with the termination and release of all security interests and financing statements relating to the equipment and inventory of the Borrower.

(j)            The Bank shall have received acknowledgement copies of all termination statements (UCC-3) duly filed under the Uniform Commercial Code and any other releases, termination statements or other agreements, in form and substance satisfactory to the Bank, necessary to terminate and release all security interests and financing statements relating to the equipment and inventory of the Borrower granted under any security agreements or other agreements with the Iowa Department of Economic Development.

Section 4.02.        Conditions Precedent to Subsequent Disbursements under the Construction Loan and any other Extensions of Credit.  The obligation of the Bank to make any additional Extensions of Credit, other than Extensions of Credit under the Operating Note, shall be subject to the condition precedent, unless waived or extended in writing by the Bank, that the Borrower shall be in compliance with the conditions set forth in Section 4.01 of this Agreement and to the further condition precedent that on the date of such Extension of Credit no determination shall have been made by the Bank, in the exercise of its reasonable judgment, that the undisbursed amount of the Construction Loan is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Expansion Facility; or, if such a determination has been made and notice thereof sent to the Borrower in accordance with this Agreement, the Borrower shall have deposited the necessary funds with the Bank in accordance with Section 3.04 of this Agreement.

Section 4.03.  Conditions Precedent to Final Disbursements on Construction Loan.  The obligation of the Bank to make the final disbursement on the Construction Loan shall be subject to the condition precedent, unless waived or extended in writing by the Bank, that the Borrower shall be in compliance with all conditions set forth in Sections 4.01 and 4.02 of this Agreement and, further, that the following conditions shall have been satisfied on or prior to the Construction Loan Termination Date:

(a)           The Expansion Facility has been completed in material compliance with the Expansion Facility Plans and the Bank shall have received a certificate of completion from the Design Builder, certifying that (i) work on the Expansion Facility has been completed in material compliance with the Expansion Facility Plans and the Design/Build Construction Contract, and all labor, services, materials and supplies used in such work have been paid for and (ii) the completed Expansion Facility conforms in all material respects with all applicable zoning, land use planning, building and environmental laws and regulations of the Governmental Authorities having jurisdiction over the Project.

(b)           The Bank has received satisfactory evidence that all work requiring inspection by municipal or other Governmental Authorities having jurisdiction has been duly inspected and approved by such authorities and by the rating or inspection organization, bureau, corporation or office having jurisdiction, and to the extent applicable a certificate of occupancy relating thereto has been issued.

(c)           The Bank or the Title Company, on the Bank’s behalf, shall have received a lien waiver from each Subcontractor and the Design Builder for all work done and for all materials furnished for or related to the Expansion Facility, in each case, of a contract value in excess of Five Thousand and No/100ths Dollars ($5,000.00).

(d)           The Borrower shall have delivered to the Bank an updated Preliminary Survey prepared on an as-built basis at the Borrower’s expense, currently certified by a licensed, registered surveyor and incorporating the legal description of the Property, showing the matters reflected in the Preliminary Survey (the “Final Survey”).

(e)           The Bank shall have received an updated Zoning Endorsement (ALTA 3.1) to the title binder referenced in Section 4.01(a)(xv) based on the Final Survey and the improvements as-built.

(f)            The Bank shall have received copies of certificates of insurance demonstrating the types, levels, deductibles, endorsements, and other coverage parameter issues to the satisfaction of the Bank for permanent all risk property insurance and Business Interruption and Extra Expense (BIEE) insurance required under Article VI of this Agreement, with all such insurance in full force and effect and approved by the Bank, in the exercise of its reasonable discretion, and naming the Bank as a mortgagee and additional insured or loss payee, as the case may be.

(g)           The Bank has received an itemized list from the Borrower of all equipment and fixtures, which are at that time subject to the Bank’s security interest.

Section 4.04.        Conditions Precedent to Operating Loan.  The obligation of the Bank to make, extend or renew the Operating Loan shall be, in addition to the conditions set forth in Sections 4.01, subject to the following further conditions precedent on the date of such Operating Loan or the extension or renewal thereof:

(a)           If, at the time of a requested disbursement, the most recent monthly Borrowing Base certificate provided by the Borrower under Section 6.01(j) of this Agreement reflects that the disbursement requested by the Borrower thereunder will cause the outstanding balance of the Operating Note to exceed the Borrowing Base, the Bank shall not make such disbursement to Borrower until such time as the Borrower can provide an updated Borrowing Base certificate as of the date of the requested disbursement that demonstrates that the requested disbursement will not cause the outstanding balance of the Operating Note, after such disbursement, to exceed the Borrowing Base.

(b)           The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

Section 4.05.        No Waiver.  The making of any Extension of Credit prior to fulfillment of any condition thereto shall not be construed as a waiver of such condition, and the Bank reserves the right to require fulfillment of any and all such conditions prior to making any subsequent disbursements under or relating to the Construction Note or any other Notes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make the disbursements from time to time provided for herein and in the related Loan Documents, the Borrower makes the following representations and warranties and agrees that each Draw Request constitutes a reaffirmation of each of these representations and warranties as of the date of such Draw Request:

Section 5.01.  Existence and Power.  The Borrower is a limited liability limited partnership duly formed, validly existing and in good standing under the laws of the State of Iowa.  The Borrower has accomplished all necessary actions required by a limited liability limited partnership under applicable law and has all requisite limited liability limited partnership power and authority to own the Property, to construct the Expansion Facility, and upon completion thereof, to operate the Project, and to execute and deliver, and to perform all of the Borrower’s Obligations under, the Loan Documents to which the Borrower is a party.

Section 5.02.  Authorization of Borrowing; No Conflict as to Law or Other Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all requisite actions of the Borrower and do not and will not (a) require any material action, consent or approval of, registration or filing with or other authorization by any Governmental Authority, other than those obtained and in full force and effect, (b) violate in any material respect any provision of any law, statute, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower, or violate any provision of the Certificate of Limited Partnership, the Statement of Qualification or the LP Agreement of the Borrower, (c) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (d) other than Permitted Liens, result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature to or with any other creditor of the Borrower, in the aggregate exceeding One Hundred Thousand and No/100ths Dollars ($100,000.00) annually and cumulatively, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.03.  Legal Agreements.  The Loan Documents to which the Borrower is a party constitute the legal, valid, and binding liability and obligation of the Borrower enforceable against the Borrower in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  As to the Loan Documents to which the Borrower is not a party, to the best of Borrower’s knowledge, such documents constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.04.  General Partner Existence and Power.  The General Partner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Iowa.  The General Partner has accomplished all necessary actions required by a limited liability company under applicable law and has all requisite limited liability company power and authority to own its assets, and to execute and deliver, and to perform all of the General Partner’s obligations under, the Loan Documents to which the General Partner is a party.

Section 5.05.  Guaranty.  The Guaranty constitutes the legal, valid, and binding liability and obligation of the General Partner enforceable against the General Partner in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.06.  License and Permits.  The Borrower has all necessary Permits required for construction and operation of the Project, except those which are not required for the current stage of construction of the Expansion Facility, or which cannot be obtained until completion of the Expansion Facility.

Section 5.07.  Construction of Project.  The Expansion Facility will be constructed in material compliance with the Plans and the Design/Build Construction Contract, and will not encroach upon or overhang any easement or right-of-way on land not constituting part of the Property.  The Property and the Project, both during construction and on the Completion Date, and the contemplated use thereof following the Completion Date will not violate in any material respect any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement to which the Borrower is a party or by which the Property or the Project is subject.  The Borrower agrees that it will furnish from time to time such satisfactory evidence with respect thereto as may be required by the Bank.

Section 5.08.  Ownership and Liens.  The Borrower has good and marketable fee simple title to, or valid leasehold interests in, all of the Borrower’s properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 5.09 (other than any properties or assets disposed of in the ordinary course of business), and, except for Permitted Liens, none of the properties and assets owned by the Borrower and none of the Borrower’s leasehold interests are subject to any lien, mortgage, deed of trust, pledge, security interest or other charge or encumbrance of any nature, except such as may be permitted, and only to the extent permitted, under this Agreement.

Section 5.09.  Financial Condition.  The Borrower has furnished to the Bank compiled cash flow projections, including the Sources and Uses of Funds, of the Borrower prepared in accordance with GAAP which projections were updated as of October 3, 2006, together with the supplementary material included in Exhibit ”S” attached hereto and incorporated herein by this reference (the “Projections”).  To the knowledge of Borrower, the Projections fairly present the projected financial condition of the Borrower on the dates thereof, and were prepared in GAAP format and on the basis of assumptions deemed reasonable by the Borrower.  There has been no material adverse change in the operations, properties or condition (financial or otherwise) of the Borrower since the date of the Projections and no additional borrowings have been made by the Borrower other than the borrowings contemplated hereby or approved by the Bank or indebtedness secured by Permitted Liens.

Section 5.10.  Litigation.  There are no actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower before any court, arbitrator or any governmental body, department, commission, board, bureau, agency, official or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition, properties, or operations of the Borrower or that in any manner questions the validity of any Loan Document.

Section 5.11.  Taxes.  The Borrower has filed all federal, state and local tax returns which to the best of the knowledge of the Borrower are required to be filed by it, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due except those which the Borrower is contesting in good faith and with respect to which adequate accounting reserves have to the extent required by GAAP been set aside.

Section 5.12.  No Default.  There exists no Default or Event of Default under this Agreement or any of the Loan Documents.

Section 5.13.  ERISA.  The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity or notice of any claims or pending claims under ERISA.

Section 5.14.  Environmental Matters.  Except as set forth in the Phase I Environmental Report of the Property, (a) the Borrower is in compliance in all material respects with all Environmental Requirements applicable to Borrower and knows of no conditions or circumstances that could materially interfere with such compliance in the future; (b) except for Permits that cannot be obtained until completion of the Expansion Facility, the Borrower has obtained all Permits, and approvals required by law for the operation of its business; and (c) the Borrower has not identified any “recognized environmental conditions,” as that term is defined by the ASTM in its standards for environmental due diligence which could subject the Borrower to enforcement action if brought to the attention of appropriate Governmental Authorities.

Section 5.15.  Necessary Utilities, Etc.  The Borrower has all necessary electrical, gas, water and sewer facilities in place for the proper construction and operation of its ethanol plant, including the ability to utilize water and water rights owned by, or available to, Borrower in the construction and operation of the ethanol plant.  The Borrower’s water and water rights described above are, and will be, sufficient for the operation of the Project.  The Borrower has made adequate provision for all storage facilities, equipment and product supplies, including corn, as specified by the Design Builder or Borrower’s engineers for the maximum output and operation of the plant.

Section 5.16.  No Subsidiary.  Except for Borrower’s investment in Akron, the Borrower does not have a Subsidiary.

Section 5.17.  Provided Information.  No certificate or statement furnished to the Bank by, or on behalf of, the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.  To the best of the knowledge of the Borrower, there are no facts which materially adversely affect or in the future (so far as the Borrower now foresees), and excluding facts that are not unique to Borrower but rather impact the economy of the United States of America, the economy of the State of Iowa, or the ethanol industry as a whole), are likely to have a materially adverse effect on the operation or prospects or condition (financial or other) of the Borrower or its properties or assets which has not been set forth herein or in a written certificate or statement furnished to the Bank by the Borrower.

ARTICLE VI

ADDITIONAL COVENANTS OF BORROWER

Section 6.01.  Financial Information and Reporting.  Except as otherwise provided in this Agreement, all financial information provided to the Bank shall be compiled using GAAP consistently applied.  During the time period that any amounts are outstanding under the Notes, this Agreement or any of the other Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing:

(a)           The Borrower shall provide the Bank within one hundred twenty (120) days of the Borrower’s fiscal year end the Borrower’s consolidated, annual financial statements.  The fiscal year end statements must be audited and reflect an unqualified opinion by an independent certified public accountant reasonably acceptable to the Bank and must be accompanied by a certificate of such accountants stating whether, in conducting their audit, they have become aware of any Default or Event of Default under this Agreement, specifying the nature and duration of the Default or Event of Default.  Such audited year end financial statements shall be accompanied by the accountants’ calculations of the Borrower’s compliance with the covenants contained in Section 6.02 of this Agreement as of the said fiscal year end.

(b)           The Borrower will furnish to the Bank within thirty (30) days after the end of each calendar month consolidated financial statements of the Borrower for such period and year to date all in reasonable detail, and which shall include, but not be limited to, (i) Borrower’s monthly balance sheet, income statement and cash flow statement, and (ii) monthly calculations of the Borrower’s compliance with the covenants contained in Section 6.02 of this Agreement.

(c)           The Borrower will deliver to the Bank, within thirty (30) days of each calendar quarter end (with respect to the financial statements required under Section 6.01(b)) and within one hundred twenty (120) days of each fiscal year end (with respect to financial statements required under Section 6.01(a)), a certificate in a form reasonably acceptable to the Bank that has been signed by the General Partner or other Authorized Person of the Borrower, which (i) certifies that the statements required by Section 6.01(a) and (b) have been accurately prepared in accordance with GAAP applied consistently (except for the absence of financial footnotes to the statements furnished under Section 6.01(b) and normal or customary year end adjustments to the statements under Section 6.01(a)); and (ii) certifies that the General Partner or other Authorized Person of the Borrower has no knowledge of any Event of Default under this Agreement or the Loan Documents, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an Event of Default under this Agreement or the Loan Documents and that the Borrower is in full compliance with all covenants contained in this Agreement and the Loan Documents.

(d)           The General Partner or other Authorized Person of the Borrower will deliver to the Bank each month, within thirty (30) days of each month end, a certified monthly production report, in form acceptable to the Bank, which shall, at a minimum, report for each such month the Borrower’s input and output amounts of corn or other grain usage, natural gas usage, electrical usage, dry distillers grains and wet distillers grains output, ethanol output and, if applicable, CO2 output, and the applicable costs of each such usage.

(e)           At least thirty (30) days prior to the end of each fiscal year, the Borrower shall provide the Bank projected financial statements for the following fiscal year which shall include, but not be limited to, proposed capital projects and expenditures.

(f)            The Borrower shall notify the Bank of the existence of any Default or Event of Default promptly after such Default or Event of Default becomes known to the General Partner, the Manager or any officer, agent, partner, or member of the Borrower.

(g)           The Borrower shall authorize all Governmental Authorities to furnish reports of examinations, records and other information relating to the condition and affairs of the Borrower and the Project, and any information from reports, returns, files and records by such authorities regarding the Borrower upon request by the Bank.

(h)           The Borrower will give the Bank prompt written notice of any material violation as to any environmental matter by the Borrower of which Borrower obtains knowledge and of the commencement of any judicial or administrative proceeding adverse to Borrower relating to Environmental Requirements (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any Permits held by the Borrower which are material to the operations of the Borrower or (ii) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

(i)            The Borrower will give prompt written notice to the Bank of (i) any litigation, arbitration or proceeding in which the Borrower is a party if an adverse decision therein could require the Borrower to pay more than One Hundred Thousand and No/100ths Dollars ($100,000.00) or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (ii) the institution of any other suit, arbitration or proceeding involving the Borrower that is reasonably likely to have a material and adverse effect on the Borrower’s operations, financial condition, property or business prospects or that might in any manner question the validity of any Loan Document.

(j)            The Borrower shall provide monthly Borrowing Base certificates in a form reasonably acceptable to the Bank that have been signed by the General Partner or other Authorized Person of the Borrower, calculating advance rates under the Operating Loan pursuant to the Borrowing Base.

(k)           The Borrower shall provide a quarterly hedging report in a form reasonably acceptable to the Bank, completed and certified by the grain manager, that sets forth the Borrower’s current and projected future hedge positions in regards to ethanol contracts, grain contracts and natural gas contracts.

(l)            The Borrower will provide the Bank with such other information and reports as the Bank may reasonably request.

Section 6.02.  Financial Covenants.  At all times that any amounts are outstanding under the Notes, this Agreement or any of the other Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing, the Borrower agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they otherwise may be modified by the capitalized definitions:

(a)           The Borrower shall maintain a Fixed Charge Coverage Ratio, measured on a rolling four quarters trailing basis at the end of each full fiscal quarter, of no less than 1.25:1.00.

(b)           The Borrower shall maintain Net Worth of not less than Sixty Three Million One Hundred Seven Thousand Seven Hundred Sixty Six and No/100ths Dollars ($63,107,766.00).  The required minimum Net Worth of Borrower, which is to be measured annually at the end of each fiscal year of Borrower, shall increase each fiscal year by an amount equal to the greater of (a) Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) or (b) the amount of undistributed earnings accumulated during the fiscal year just ended, but not including allowable distributions attributable to the just ended fiscal year’s earnings.

(c)           The Borrower shall determine, at the end of each fiscal year, the amount of its Excess Cash Flow for said year, and within thirty (30) days following the end of such fiscal year, pay twenty percent (25%) of such sum to the Bank, to be applied to the outstanding principal amount of the Existing Variable Rate Note or Variable Rate Note, as applicable, and after the Variable Rate Note is repaid, to the outstanding principal amount of the Existing Long Term Revolving Note or the Long Term Revolving Note, as applicable.  Such annual payment shall not release the Borrower from making any payment of principal or interest otherwise required by this Agreement or the terms and provisions of any of the Notes.  Upon payment of the Long Term Revolving Note and the Variable Rate Note, the prepayment required under this Section 6.02(c) shall no longer be required.  No payment of Excess Cash Flow shall be the cause of a payment to the Bank for interest rate breakage fees or otherwise result in any Prepayment Fee.  The percentage of Excess Cash Flow required to be paid by Borrower under this Section 6.02(c) may be revised at the end of each fiscal year upon the mutual agreement of the Borrower and the Bank, but such percentage of Excess Cash Flow shall at no time exceed twenty five percent (25%).

(d)           The aggregate amount of any state and federal incentive payments and the Excess Cash Flow required to be applied to the outstanding principal amounts of the Notes under Section 6.02(c) of this Agreement shall not exceed Five Million and No/100ths Dollars ($5,000,000.00) per fiscal year.

(e)           The Borrower shall maintain the following minimum Working Capital during the periods stated below, measured continuously:

Period	Minimum Working Capital

From the Closing Date through April 30, 2007	$6,000,000

From May 1, 2007 through October 31, 2007	$7,500,000

From November 1, 2007 until payment in full of the Term Loans	$9,000,000

For the purpose of this covenant, the amount of any availability to draw under the terms of the Existing Long Term Revolving Note or the Long Term Revolving Note, in effect at the applicable time, shall constitute an addition to Working Capital in such amount available.

Section 6.03.  Affirmative Covenants.  During the time period that any amounts are outstanding under the Notes, this Agreement or any of the other Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing, the Borrower shall:

(a)           diligently proceed with construction of the Expansion Facility in material compliance with the Expansion Facility Plans and the Design/Build Construction Contract, and in accordance in all material respects with all applicable laws and ordinances, and complete the Expansion Facility by the Construction Loan Termination Date;

(b)           use the proceeds of each of the disbursements under the Construction Loan solely for the purposes set forth in this Agreement;

(c)           retain Fagen, Inc., a Minnesota corporation, as the Design Builder.  In the event that Fagen, Inc. is no longer the Design Builder for the Project, the Borrower shall replace Fagen, Inc. with another Design Builder, subject to the reasonable approval of the Bank and shall obtain, at the Borrower’s sole expense, and provide the Bank with proof of a performance completion bond in such form and in such amount as the Bank deems reasonably satisfactory;

(d)           retain a plant operations manager or general manager of the Project with experience working in such capacity or at a similar level of responsibility in another ethanol plant.  If Borrower desires to pay such plant operations manager or general manager any bonus or incentive payment beyond its required monthly management fee, prior to making such payment, Borrower shall (i) make all Scheduled Payments on the Obligations to the Bank, (ii) deliver to the Bank a certificate in a form reasonably acceptable to the Bank that has been signed by the General Partner or other Authorized Person of the Borrower which certifies that the Borrower is in full compliance with all covenants contained in this Agreement and the Loan Documents, and (iii) obtain written approval from the Bank, which approval the Bank may withhold in its reasonable discretion.  Any bonus or incentive payment obligations of the Borrower to the plant operations manager or general manager shall be specifically subordinated to the Borrower’s Obligations owed to the Bank.  In the event that Borrower desires to retain a different general manager or Chief Financial Officer of the Borrower prior to the satisfaction of Borrower’s Obligations, Borrower shall obtain written approval from the Bank, which approval shall not be unreasonably withheld.  The foregoing restrictions and requirements under this Section 6.03(d) shall not apply to payments to employees under the Borrower’s deferred compensation plan nor the payments to employees under the Borrower’s Cash Bonus Plan;

(e)           use its reasonable efforts to require the Design Builder, each Subcontractor, and each Person providing Other Project Construction services or materials to comply in all material respects with all rules, regulations, ordinances and laws bearing on its conduct of work on the Project;

(f)            provide and maintain the following insurance, at all times until the satisfaction of Borrower’s Obligations and, from time to time at the request of the Bank, furnish the Bank with such additional insurance, which the Bank, in its reasonable discretion, deems necessary and with proof of payment of premiums on:

(i)            Builders’ Risk completed value form insurance, in form and content reasonably satisfactory to the Bank, and placed with financially sound and reputable insurers insuring the Project (and a permanent all risk property policy of insurance with coverage equal to the replacement cost of the Project, as well as casualty (Commercial General Liability) and umbrella insurance) against all risks, including flood, earthquake and mechanical and electrical breakdown including testing to the full value of the Project (subject to reasonable loss deductible provisions).  The Bank’s interest shall be protected by naming the Bank as an “additional insured” on the liability policies and a “loss payee” on the property policies and shall contain an agreement of the insurer to give not less than thirty (30) days’ advance written notice to the Bank in the event of cancellation of such policy or change affecting the coverage thereunder;

(ii)           Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the Property is in a location designated by FEMA as a Special Flood Hazard Area), earthquake (if the Property is in an area subject to destructive earthquakes within recorded history), boiler explosion (if there is any boiler upon the Property), plate glass breakage, sprinkler damage (if the Property has a sprinkler system), all matters covered by a standard extended coverage endorsement, special coverage endorsement commonly known as an “all risk” endorsement and such other risks as the Bank may reasonably require, insuring the Project for not less than one hundred percent (100%) of its full insurable replacement cost;

(iii)          Casualty (Commercial General Liability) & Umbrella insurance (including products and completed operations, operations of subcontractors and contractual liability insurance), in form and content reasonably satisfactory to the Bank, and placed with financially sound and reputable insurers with limits reasonably acceptable to the Bank, but in no event for less than Two Million and No/100ths Dollars ($2,000,000.00) per occurrence, in the form of either a Two Million and No/100ths Dollars ($2,000,000.00) primary policy, or a One Million and No/100ths Dollars ($1,000,000.00) primary policy and a One Million and No/100ths Dollars ($1,000,000.00) Umbrella policy;

(iv)          State Worker’s compensation insurance in the statutorily mandated limits, employer’s liability insurance with limits not less than Five Hundred Thousand and No/100ths Dollars ($500,000.00) or such greater amount if required by applicable law;

(v)           Business Interruption and Extra Expense (BI/EE) insurance with limits not less than the greater of (a) Twenty Million and No/100ths Dollars ($20,000,000.00) or (b) one hundred percent (100%) of the principal and interest payable under the Notes for a period of not less than twelve (12) months;

(vi)          Business automobile liability insurance insuring any and all vehicles on the site, including hired and non-owned liability coverage with limits reasonably acceptable to the Bank, but in no event for less than One Million and No/100ths Dollars ($1,000,000) per occurrence;

(vii)         Environmental coverage for clean up and removal of environmental contamination(unless the Phase I Environmental Report of the

Property and subsequent surveys establish that the contamination preceded Borrower’s ownership/occupancy necessitating the purchase of environmental clean up prior to operation), but only insofar as it is reasonably required by the Bank;

(viii)        All insurance policies required of and provided by the Borrower shall be primary and non-contributory and in no case shall insurance provided by the Bank, if any, contribute to loss or damage to the Borrower or Borrower’s activities associated with this Agreement;

(ix)           All insurance policies shall contain a standard without contribution mortgage clause endorsement in favor of the Bank and its successors and assigns as their interests may appear and any other lender designated by the Bank;

(x)            All insurance policies shall provide that the policy of insurance shall not be terminated, cancelled or substantially modified without at least thirty (30) days’ prior written notice to the Bank and to any lender covered by any standard mortgage clause endorsement;

(xi)           All insurance policies shall be issued by insurance companies licensed to do business in the state in which the Property is located and which are rated A:VI or better by Best’s Insurance Guide or otherwise approved by the Bank;

(xii)          It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Borrower for its acts or omissions as provided in the Mortgage or otherwise in any of the Loan Documents.  All insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law) shall designate the Bank and its successors and assigns as “additional insureds” for liability insurance and “loss payee” for property insurance.  All such policies shall be written as primary policies, with deductibles not to exceed ten percent (10%) of the amount of coverage.  Any other policies, including any policy now or hereafter carried by the Bank, shall serve as excess coverage.  Borrower shall procure policies for all insurance for periods of not less than one (1) year and shall provide to the Bank certificates of insurance or, upon the Bank’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Agreement or any of the other Loan Documents is in effect at all times.

(g)           assign to the Bank, in form acceptable to the Bank, all equipment and systems warranties relating to the Project, together with all contracts for natural gas, electricity, water and other utilities, as the same are obtained by the Borrower following the Closing Date;

(h)           assign to the Bank, in form acceptable to the Bank, Borrower’s account corresponding to non-exchange traded, over-the-counter swap and option transactions on agricultural and energy commodities between the Borrower and FCStone, L.L.C., an

Iowa limited liability company (“FCStone”) or any other Person providing such services, and provide, in form acceptable to the Bank, a quarterly summary of all of Borrower’s transactions relating to such account(s);

(i)            maintain accurate and complete books, accounts and records pertaining to the Property and the Project and its ongoing and continuing operations in form and substance reasonably satisfactory to the Bank.  The Borrower will permit the Bank, at the Bank’s expense if the Bank employees make the inspection, but at the Borrower’s expense if the Bank contracts with third parties at reasonable expense to make the inspection (but only if such inspections are made during the construction of the Expansion Facility), to examine upon reasonable notice all books, records, contracts, plans, drawings, Permits, bills and statements of account pertaining to the Project and to inspect upon reasonable notice all books and records pertaining to its operations and to make extracts therefrom and copies thereof;

(j)            cause to be paid to the proper authorities when due all federal, state and local taxes, including taxes on the Property, required to be paid or withheld by it except those which the Borrower is contesting in good faith and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside;

(k)           allow the Bank and its participants, upon reasonable notice, and at the Borrower’s sole expense, to conduct such inspections of the Project and the Borrower’s personal property subject to the Bank’s security interest as the Bank may deem necessary for the protection of the Bank’s interest; provided, however, such inspections shall occur during regular business hours, or such other time as the Borrower and the Bank may agree, and shall not unreasonably interfere with the Borrower’s business operations.  Any such inspections shall be made and any certificates issued are solely for the benefit and protection of the Bank, and the Borrower shall not be entitled to rely thereon;

(l)            make all repairs, renewals or replacements reasonably required to keep the Borrower’s ethanol plant, properties and equipment in good working condition;

(m)          comply in all material respects with all laws applicable to the Borrower’s form of organization and business and the ownership of the Borrower’s property and operation of its business;

(n)           maintain and preserve all Permits, licenses, rights, privileges, charters and franchises that the Borrower is required to hold to construct and operate the Project;

(o)           observe and comply with all laws, statutes, ordinances, rules, regulations and orders of any Governmental Authority relating to health, safety, pollution, hazardous materials or other Environmental Requirements to the extent noncompliance could result in a material liability or otherwise have a material adverse effect on the Borrower;

(p)           maintain primary operating accounts (including those accounts containing the Borrower’s equity capital) at the Bank, other than the depository accounts subject to the Deposit Account Control Agreements and described on Exhibit “T” attached hereto and incorporated herein by this reference and such other local operating accounts as may be approved by the Bank, which approval shall not be unreasonably withheld by the Bank, provided, that such other local operating accounts shall be subject to deposit account control agreements in form and substance similar to the Deposit Account Control Agreements;

(q)           preserve and maintain its limited liability limited partnership existence and good standing in the jurisdiction of its formation, and qualify and remain qualified as a foreign limited liability limited partnership in each jurisdiction in which such qualification is required;

(r)            immediately provide the Bank with a copy of each notification, including requests for change orders or written amendments, received from the Design Builder pursuant to the Design/Build Construction Contract;

(s)           within thirty (30) days following the Closing Date, duly execute a swap rate lock for the Swap Note in form and substance satisfactory to the Bank; and

(t)            in the event there is an appeal or challenge to the Decision & Order of the Cherokee County, Iowa Zoning Board of Adjustment, dated as of March 21, 2007, that occurs within thirty (30) days from the filing of such decision, the Borrower shall defend such appeal or challenge and make all arrangements necessary to secure the variances granted therein on terms acceptable to the Bank, the Borrower and the Cherokee County, Iowa Zoning Board of Adjustment.

Section 6.04.  Negative Covenants.  During the time period that any amounts are outstanding under the Notes or this Agreement or any of the other Loan Documents to which the Borrower is a party, unless the Bank shall otherwise agree in writing, the Borrower shall not:

(a)           permit any security interest in or mortgage or lien on the Property or Project or other real or personal property the Borrower owns now or in the future, or assign any interest that it may have in any assets or subordinate any rights that it may have in any assets now or in the future, except Permitted Liens;

(b)           form or own any Subsidiary except for investments and contributions to Akron;

(c)           agree or consent to any material changes in the Plans or any material changes in the terms and provisions of the Design/Build Construction Contract, excluding the Change Orders, which when combined with all changes (including all Change Orders) exceed One Million and No/100ths Dollars ($1,000,000.00) in the aggregate or any material change to any other contract identified in Article IV of this Agreement;

(d)           incorporate in the Project any materials, fixtures or property that are subject to the claims of any other Person, whether pursuant to a conditional sales contract, security agreement, lease or mortgage, except as permitted under Article VI;

(e)           lease, sell, transfer, convey, assign or otherwise transfer all or any material part of the interest of the Borrower in the Project or the Property;

(f)            cause or suffer any material change to any Material Contracts without the Bank’s approval, which will not be withheld unreasonably;

(g)           engage in any line of business materially different from that presently engaged in by the Borrower;

(h)           change the Borrower’s legal form of organization or state of formation;

(i)            make any material changes in the Borrower’s accounting procedures for tax or other purposes unless such change is, or becomes, required under the Internal Revenue Code;

(j)            incur any Indebtedness except (i) debt arising under this or another agreement with the Bank; (ii) reasonable trade credit incurred in the ordinary course of business; (iii) Subordinated Debt; and (iv) Indebtedness in existence on the date of this Agreement and approved in advance by the Bank in writing.  The Borrower shall not become obligated for borrowed funds, other than pursuant to this Agreement, without permission of the Bank; provided, however, the Bank consents to the Borrower, in the ordinary course of its business, borrowing up to an aggregate amount of One Hundred Thousand and No/100ths Dollars ($100,000.00) each year, without further permission from the Bank, provided that the aggregate amount of such permitted borrowings shall not exceed One Hundred Thousand and No/100ths Dollars ($100,000.00) at any one time without the Bank’s prior written consent, which shall not be unreasonably withheld;

(k)           consolidate, merge, pool, syndicate or otherwise combine with any other entity, give any preferential treatment or make any advance, directly or indirectly, by way of loan, gift, bonus or otherwise to any Affiliate or any other Person; notwithstanding the foregoing and provided the same does not otherwise violate any other covenant hereunder or violate any provision of the Operating Agreement of Akron, the Bank consents to the Borrower making equity contributions/investments in an aggregate amount of Twenty Million and No/100ths Dollars ($20,000,000.00) to Akron provided that, in connection with such equity contributions/investments, the Borrower shall (i) collaterally assign to the Bank all of its right, title and interest in and to any and all membership or other equity interests of Akron, (ii) deliver to the Bank a written consent to such collateral assignment, duly executed by all of the Directors of Akron, in form and substance satisfactory to the Bank, (iii) deliver to the Bank a certified copy of resolutions of the Board of Directors of the General Partner, in form and substance satisfactory to the Bank, authorizing the equity contribution/investment in Akron and the execution, delivery and performance of the collateral assignment of membership or other equity interests in Akron and any other documents to be delivered by the Borrower in connection therewith, and (iv) deliver any certificates evidencing the membership or other equity interests of Akron and any and all financing statements or other documents sufficient to create a valid and perfected first priority security interest in and to the membership or other equity interests, together with all increases, replacements, additions, substitutions, and cash and noncash proceeds thereof, in favor of the Bank as additional collateral to secure repayment of Borrower’s Obligations under this Agreement;

(l)            make, or commit to make, Capital Expenditures (including the total amount of any Capital Leases, but excluding the construction of the Expansion Facility) in an aggregate amount exceeding One Million and No/100ths Dollars ($1,000,000.00) in any single fiscal year without Bank’s prior written consent;

(m)          make or pay, without the prior written consent of the Bank, which written consent will not be unreasonably withheld, in any fiscal year distributions to partners of the Borrower which would result in the Borrower at the time of such distribution not being in compliance with any of the covenants set forth in this Agreement after payment of such distribution or in excess of the following amounts:

If Borrower’s leverage ratio (combined total liabilities to Net Worth) is:	The allowable distribution (as a percentage of Net Income) shall be:

• Greater than or equal to 1.0:1.0	• 40%

• Less than 1.0:1.0	• 65%

Any such distributions to the partners of the Borrower allowed hereunder shall be declared by the Borrower only once per fiscal year, and only after receipt by the Bank of the Borrower’s annual audited financial statements and compliance statements as required herein, and if no Event of Default has occurred or is continuing or if such distribution would cause a Default, both before and after distributions are paid.  Notwithstanding any other provision contained in this Agreement, distributions for any fiscal year hereunder prior to the Construction Loan Termination Date shall be limited to forty percent (40%) of the audited net income of the Borrower, with the exception of fiscal year 2007, which shall be limited to no more than sixty five percent (65%) of the audited net income of the Borrower for fiscal year 2006.

(n)           assume, guarantee, endorse or otherwise become liable, contingent or otherwise, for any obligations of any other Person, except for those guaranties outstanding at the time of execution of this Agreement and disclosed to, and approved by, the Bank in writing;

(o)           make sales to, or purchases from, any Affiliate of the Borrower other than Archer Daniels Midland Company or extend credit to, or make payments for services rendered by, any Affiliate of the Borrower unless such sales or purchases are made or such services are rendered in the ordinary course of the Borrower’s business and on terms and conditions at least as favorable to the Borrower as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate of the Borrower;

(p)           sell or dispose of all or substantially all its assets;

(q)           (i) redeem, purchase or retire any of its partnership units or capital interests or grant or issue, or purchase or retire for any consideration, any warrant, right or option pertaining thereto, (ii) permit any redemption, retirement or other acquisition by the Borrower of the ownership of the outstanding partnership units or capital interests of the Borrower, or (iii) permit the dilution, transfer, pledge, hypothecation or encumbrance any ownership interest in the Borrower;

(r)            amend, or approve or cause any amendments, relating to the Schedule of Values or the Budget Variance Report without the prior written approval of the Bank; or

(s)           confirm Substantial Completion by the Design Builder and release to the Design Builder of any retainage under the Design/Build Construction Contract without the prior written approval thereof by the Bank.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.01.  Events of Default.  Each of the following shall be an Event of Default and give the Bank the right to exercise its remedies under this Agreement:

(a)           the Borrower shall fail to pay when due any Obligations or any other installment of principal or interest or fee or expense reimbursement payable to the Bank;

(b)           the Borrower shall fail to timely provide reports to the Bank as provided in Article VI;

(c)           the Borrower shall fail to observe or perform any other obligation to be observed or performed by the Borrower hereunder or under any of the other Loan Documents or any event shall occur which the Borrower has covenanted and agreed would not occur pursuant to the terms of this Agreement or any other Loan Document;

(d)           the Borrower shall fail to pay any Indebtedness in an aggregate principal amount in excess of One Hundred Thousand and No/100ths Dollars ($100,000.00) due any third Person and such failure shall continue beyond any applicable grace or cure period, or the Borrower shall default under any material agreement binding the Borrower and such default shall continue beyond any applicable grace or cure period;

(e)           the Mortgage shall at any time after its execution and delivery for any reason fail or cease (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Mortgage; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Mortgage, or the Borrower shall fail to perform any of its obligations under the Mortgage;

(f)            the Security Agreement shall at any time after its execution and delivery and for any reason fail or cease (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement;

(g)           the Guaranty shall at any time after its execution and delivery for any reason fail or cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the General Partner, or the General Partner shall deny it has any further liability or obligation under the Guaranty, or the General Partner shall fail to perform any of its obligations under the Guaranty;

(h)           the Subordination Agreement shall at any time after its execution and delivery and for any reason (i) cease to be in full force and effect, (ii) shall be declared null and void, (iii) the validity or enforceability thereof shall be contested by the Borrower or Farmers State Bank of Marcus, Iowa, or (iv) the Borrower or Farmers State Bank of Marcus, Iowa shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Subordination Agreement.

(i)            the Deposit Account Control Agreements shall at any time after their execution and delivery and for any reason (i) cease to be in full force and effect, (ii) shall be declared null and void, (iii) the validity or enforceability thereof shall be contested by the Borrower, Farmers State Bank of Marcus, Iowa or Cherokee State Bank of Cherokee, Iowa, or (iv) the Borrower, Farmers State Bank of Marcus, Iowa or Cherokee State Bank of Cherokee, Iowa, shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, such Deposit Account Control Agreements.

(j)            the occurrence of any material breach of a representation or warranty by the Borrower or non-fulfillment of any material term, covenant or agreement of the Borrower under the terms and provisions of any Loan Document, including this Agreement;

(k)           any financial statement, representation, warranty or certificate made or furnished by or with respect to the Borrower to the Bank in connection with this Agreement or any other Loan Documents, or as an inducement to the Bank to enter into this Agreement or any other Loan Documents, or make a disbursement pursuant to the terms and provisions of this Agreement or the respective Notes, or in any separate statement or document to be delivered to the Bank hereunder, shall be materially false, incorrect or incomplete when made;

(l)            the Borrower shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors;

(m)          proceedings in bankruptcy, or for reorganization of the Borrower, or for the readjustment of debt under the Bankruptcy Code, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged or stayed within thirty (30) days of their commencement;

(n)           a receiver or trustee shall be appointed for the Borrower or for any substantial part of its respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower, and except with respect to any such appointments requested or instituted by the Borrower such receiver or trustee shall not be discharged within thirty (30) days of his appointment, and except with respect to any such proceedings instituted by the Borrower such proceedings shall not be discharged within thirty (30) days of their commencement, or the Borrower shall discontinue business or materially change the nature of its business;

(o)           the Borrower shall discontinue its business or materially change the nature of its business;

(p)           the Borrower shall suffer final judgments for payment of money aggregating in excess of One Hundred Thousand and No/100ths Dollars ($100,000.00) which are not covered, without reservation, by insurance and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

(q)           a judgment creditor of the Borrower shall obtain possession of any of the Bank’s collateral described in any of the Loan Documents by any means, including (without implied limitation) levy, distraint, replevin or self-help which is reasonably likely to have a material adverse effect on the Borrower;

(r)            the construction of the Expansion Facility is abandoned or shall be unreasonably delayed or be discontinued for a period of fifteen (15) consecutive calendar days, in each instance for reasons other than acts of God, fire, storm, adverse weather, strikes, blackouts, labor difficulties, riots, terrorism, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause not subject to the Borrower’s control and other than a change in the Design Builder as provided in Section 7.01(u);

(s)           the Borrower at any time prior to the completion of the construction of the Expansion Facility shall delay construction or suffer construction to be delayed for any period of time, for any reason whatsoever, so that the completion of the Expansion Facility cannot be accomplished, in the reasonable judgment of the Bank, by the Completion Date;

(t)            the Project is materially damaged or destroyed by fire or other casualty;

(u)           Fagen, Inc. shall cease to be the Design Builder and the Borrower has not replaced the Design Builder within thirty (30) days following the termination or cessation of services by the Design Builder to the satisfaction of the Bank, which Bank approval shall not be unreasonably withheld, but which approval may require the replacement general contractor to provide a completion bond in form reasonably satisfactory to the Bank;

(v)           the entities contracting with the Borrower under any of the Material Contracts, or their permitted assignees, shall cease to provide the services provided for therein, and the Borrower has not within thirty (30) days following termination of the foregoing hired a replacement contractor satisfactory to the Bank pursuant to a written contract reasonably acceptable to the Bank, which Bank approval will not be unreasonably withheld and caused such replacement Material Contract to be collaterally assigned to the Bank on terms acceptable to the Bank;

(w)          the Borrower shall establish a Subsidiary without the prior written consent of the Bank, except for Akron; or

(x)            the Borrower fails to timely provide to the Bank any document or certification, in a form acceptable to the Bank, listed on the Post Closing Letter.

Section 7.02.  Rights and Remedies.  If an Event of Default shall have occurred and be continuing, the Bank may refrain from making any further disbursements hereunder (but the Bank may make disbursements after the occurrence of such an Event of Default without thereby waiving its rights and remedies hereunder), and the Bank may exercise any or all of the following rights and remedies:

(a)           the Bank may declare its obligation to disburse funds relating to any or all Notes or issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate;

(b)           the Bank may declare the entire unpaid principal amount of any or all Notes then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           the Bank may exercise and enforce its rights and remedies under any or all of the Loan Documents;

(d)           the Bank may enter upon the Property, if allowed under applicable law, and take possession thereof, together with the Project and the Expansion Facility then in the course of construction, and proceed either in its own name or in the name of the Borrower, as the attorney-in-fact of the Borrower (which authority is hereby granted by the Borrower and shall be deemed coupled with an interest and is irrevocable by the Borrower) to complete or cause to be completed the Expansion Facility, at the cost and expense of the Borrower.  If the Bank elects to complete or cause to be completed the Expansion Facility, it may do so according to the Expansion Facility Plans and the Design/Build Construction Contract, or according to such changes, alterations or modifications in and to the Expansion Facility Plans and the Design/Build Construction Contract, as the Bank may deem reasonable and appropriate; and the Bank may enforce or cancel all contracts let by the Borrower relating to construction of the Project, and/or let other contracts which in the Bank’s sole judgment may seem advisable; and the Borrower shall forthwith turn over and duly assign to the Bank, as the Bank may from time to time require, contracts not already assigned to the Bank relating to construction or operation of the Project, blueprints, shop drawings, bonds, Permits, bills and statements of accounts pertaining to the Project, whether paid or not, and any other instruments or records in the possession of the Borrower pertaining to the Project.  The Borrower shall be liable under this Agreement to pay to the Bank, on demand, any amount or amounts reasonably expended by the Bank in so completing the Expansion Facility, together with any reasonable costs, charges or expenses incident thereto or resulting therefrom, all of which shall be secured by the Loan Documents.  In the event that a proceeding is instituted against the Borrower for recovery and reimbursement of any moneys expended by the Bank in connection with the completion of the Expansion Facility, a statement of such expenditures, verified by the affidavit of an officer of the Bank, shall be prima facie evidence of the amounts so expended and of the propriety of, and the necessity for, such expenditures, and the burden of proving to the contrary shall be upon the Borrower.  The Bank shall have the right to apply any funds which the Bank agrees to disburse hereunder to bring about the completion of the Expansion Facility and to pay the costs thereof and, if such money so agreed to be disbursed is insufficient, in the sole judgment of the Bank, to complete the Expansion Facility, the Borrower agrees to promptly deliver and pay to the Bank such sum or sums of money as the Bank may from time to time demand for the purpose of completing the Expansion Facility or of paying any liability, charge or expense which may have been incurred or assumed by the Bank under or in performance of this Agreement or for the purpose of completing the Expansion Facility.  It is expressly understood and agreed that in no event shall the Bank be obligated, or liable in any way, to complete the Expansion Facility or to pay for the costs of construction thereof beyond the amount of the Construction Loan;

(e)           The Bank may exercise any other rights and remedies available to the Bank by law or equity or in accordance with any of the Loan Documents.

Section 7.03.  Cumulative Remedies.  All rights and remedies of the Bank provided for in this Agreement or any of the Loan Documents are cumulative and may be exercised singly or concurrently or in any combination thereof without waiving or releasing any other rights the Bank has or may have. Any one or more successive and/or concurrent actions may be brought hereon by the Bank against the Borrower or the Guarantor, either as part of an action brought against the Borrower or the Guarantor, or in one or more separate actions, as often as the Bank deems advisable in the exercise of its sole and absolute discretion.

Section 7.04.  Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time, and from time to time, without written notice to the Borrower or the General Partner (any such notice being expressly waived by the Borrower and the General Partner), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or the General Partner against any and all of the obligations of the Borrower or the General Partner now or hereafter existing under this Agreement or the Notes or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes or such other Loan Document and although such obligations may be unmatured.  The Bank agrees promptly to notify the Borrower after any such setoff and the application thereof, however, the parties hereto agree that the failure to give such notice shall in no way affect the validity of such setoff and the application.  The rights of the Bank under this Section 7.04 are in addition to other rights and remedies the Bank may have.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Inspections.  The Borrower and the Design Builder shall be responsible for making inspections of the Expansion Facility during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Design Builder or any Subcontractor to whom payment is to be made out of each disbursement has been properly done or supplied in accordance with the Design/Build Construction Contract with all potential liens relating thereto released.  If any work done or materials supplied by the Design Builder or any Subcontractor are not satisfactory to the Borrower and/or the Design Builder and the same is not remedied within the applicable period of time set forth in the Design/Build Construction Contract or, as relevant, the contracts relating to the Other Project Construction, the Borrower will immediately notify the Bank in writing or by telephone of such fact.  It is expressly understood and agreed that the Bank, the Disbursing Agent, the Title Company, the Independent Inspector and any party designated by the Bank may, but shall not be required to, conduct such inspections of the Project as the Bank may deem necessary for the protection of the Bank’s interest, and that any inspections which may be made of the Project by the Bank will be made, solely for the benefit and protection of the Bank and that the Borrower will not rely thereon.  Borrower hereby agrees that it shall notify Design Builder in advance of any such inspections of the Project of which the Borrower receives notice from the Bank, the Disbursing Agent, the Title Company or any party designated by the Bank.

Section 8.02.  Post Closing Letter.  The Borrower and the Bank acknowledge that the closing of the loans provided for herein may occur prior to the time the Borrower has delivered to the Bank all of the documents and certifications required by Bank pursuant to the terms and provisions of this Agreement.  In the event thereof, the Borrower agrees to execute and deliver to the Bank on the Closing Date a post-closing letter in the form attached hereto as Exhibit “U” attached hereto and incorporated herein by this reference (the “Post Closing Letter”).  The Borrower acknowledges and agrees that, notwithstanding any terms or provisions of this Agreement to the contrary, the Bank is not, and shall not be, required to fund any portion of the credit facilities provided for in this Agreement until each of the documents and certifications described in the Post Closing Letter have been delivered to Bank in form and content reasonably acceptable to Bank.

Section 8.03.  Indemnification by Borrower.  The Borrower shall bear all loss, expense (including reasonable attorneys’ fees) and damage in connection with, and agrees to defend, indemnify and hold harmless the Bank, its directors, officers, agents and employees from, all claims, demands and judgments made or recovered against the Bank, its agents, servants and employees because of bodily injuries, including death, at any time resulting therefrom, and/or because of damages to property (including loss of use) from any cause whatsoever, arising out of, incidental to or in connection with the Project or the construction of the Expansion Facility, whether or not due to any act of omission or commission, including negligence of the Borrower or the Design Builder or of their employees, directors, officers, managers, members or agents, other than gross negligence or willful misconduct of the Bank or its agents.  The Borrower’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the Borrower or subject to any exclusion from coverage in any insurance policy.  The obligations of the Borrower under this Section shall survive the payment of the Notes.

Section 8.04.  No Waiver; Cumulative Remedies.  No failure or delay on the part of the Bank in exercising any right, power or remedy under the Loan Documents (unless a particular limitation on the time for the Bank’s exercise or performance is specified therein) shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.05.  Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any of the Loan Documents or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.06.  Addresses for Notices, Etc.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and sent by mail, recognized overnight courier or facsimile (if by facsimile with a confirmation mailed within two (2) Banking Days thereafter), to the applicable party at its address indicated below:

If to the Borrower:	LSCP, LLLP
4808 F Avenue
Marcus, Iowa 51035
Attention: Steve Roe
Facsimile: (712) 376-2815

If to the Bank:	First National Bank of Omaha
1620 Dodge Street STOP 1050
Omaha, NE 68197-1050
Attention: Bradley J. Brummund
Facsimile: (402) 633-3519

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications, when mailed or sent by recognized overnight courier, shall be effective when deposited in the mails, addressed as aforesaid, or, when sent by facsimile, shall be effective when confirmation of receipt is received, except that notices or requests to the Bank pursuant to any of the provisions hereunder shall not be effective until actually received by the Bank.

Section 8.07.  Time of Essence.  Time is of the essence in the performance of this Agreement.

Section 8.08.  Execution in Counterparts.  The Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of each instrument or agreement, taken together, shall constitute but one and the same instrument.

Section 8.09.  Binding Effect, Assignment.  The Loan Documents to which they are parties shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign any of its rights or obligations thereunder or any interest therein without the prior written consent of the Bank, which consent may be withheld by the Bank in its sole and absolute discretion.

Section 8.10.  Governing Law.  The Loan Documents, to the extent they do not otherwise provide, shall be governed by, and construed in accordance with, the laws of the State of Nebraska, other than conflict of law provisions thereof.

Section 8.11.  Submission to Jurisdiction; Venue.  Except to the extent the Loan Documents otherwise provide, the Borrower hereby submits to the jurisdiction of any federal court sitting in Omaha, Nebraska, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Except to the extent the Loan Documents otherwise provide, the Borrower also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Borrower waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the Bank.  The Borrower agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  Except to the extent the Loan Documents otherwise provide, the Borrower hereby waives any rights it may have to transfer or change the venue of any suit, action or other proceeding brought against the Borrower by the Bank in accordance with this Section 8.11 or in connection with this Agreement or any other Loan Documents.

Section 8.12.  Severability of Provisions.  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not in any way affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 8.13.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.14.  Integration.  This Agreement supersedes, replaces and terminates any prior oral offers, negotiations, understandings or agreements and any commitment letters or similar writings relating to any of the matters contemplated herein, except to the extent specifically provided herein.

Section 8.15.  Participations.  Notwithstanding any other provision of this Agreement, the Borrower understands that the Bank will enter into participation agreements with other lenders whereby the Bank will allocate a certain percentage of the Loans to them.  The Borrower specifically permits and authorizes the Bank to exchange financial information about the Borrower with actual or potential participants.  The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, each of the participating lenders as well as the Bank, and the Borrower hereby grants to each of the participating lenders to the extent of its participation in any Loan the right to set off deposit accounts maintained by the Borrower with such participating lender.  The Borrower understands that the terms of such participation agreements with any of the participants will limit the Bank’s rights to amend, waive or modify the terms and conditions of this Agreement without the express written consent of all or a designated percentage of such participants.

Section 8.16.  Prohibition Against Usury.  In no event, either before or after the occurrence of an Event of Default, shall the amount of interest due under any Note or other Loan Document exceed the maximum, lawful, non usurious interest rate of the State of Nebraska or any other applicable law (the “Maximum Rate”).  The Notes and the other Loan Documents are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid, or agreed to be paid to the Bank for the use, forbearance or detention of the sums advanced to the Borrower exceed the Maximum Rate.  If fulfillment of any provisions hereof, at the time performance of such provision shall be due, shall involve the potential for transcending the Maximum Rate, the obligation to be fulfilled shall be reduced to the Maximum Rate, and if from any such circumstance the Bank shall ever receive as interest an amount which would exceed the Maximum Rate, such excess shall be applied to the reduction of the principal amount of the Obligations and not the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Obligations, such excess shall be refunded to the Borrower.  All sums paid and agreed to be paid to the Bank for use, forbearance or detention of the indebtedness of the Borrower shall, to the extent permitted by the laws of the State of Nebraska, be amortized, prorated, allocated, and spread through the whole term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

Section 8.17.  Incorporation by Reference.  The recitals reflected above, and each Exhibit, Schedule, Loan Document or other document referred to in this Agreement, are incorporated herein by this reference.

Section 8.18.  Jury Trial Waiver. THE BANK AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS.  NO EMPLOYEE OF THE BANK HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THE TERMS AND PROVISIONS OF THIS SECTION OF THIS AGREEMENT.

Section 8.19.  CREDIT AGREEMENT.  A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW.  TO PROTECT THE PARTIES HERETO FROM ANY MISUNDERSTANDING OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FORBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

LSCP, LLLP,
an Iowa limited liability limited partnership

			By:	Little Sioux Corn Processors, L.L.C.,
its General Partner

				By:	Stephen G. Roe

				Its:	President

FIRST NATIONAL BANK OF OMAHA,
a national banking association

			By:		/s/ Bradley J. Brummund
Bradley J. Brummund, Vice President

STATE OF	Nebraska	)
) ss.
COUNTY OF	Douglas	)

On this 5 day of April, 2007, before me, the undersigned, a Notary Public, personally appeared Steve Roe, President of Little Sioux Corn Processors, L.L.C., General Partner of LSCP, LLLP, an Iowa limited liability limited partnership, on behalf of said limited liability limited partnership, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the limited liability limited partnership.

/s/ Celest M. Gorans
Notary Public
			[	SEAL: GENERAL NOTARY – State of Nebraska	]
			[	CELEST M. GORANS	]
			[	My Comm. Exp. Dec. 25, 2007	]

STATE OF	Nebraska	)
) ss.
COUNTY OF	Douglas	)

On this 5 day of April, 2007, before me, the undersigned, a Notary Public, personally appeared Bradley J. Brummund, on behalf of said entity as Vice President of First National Bank of Omaha, a national banking association, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the bank.

/s/ Celest M. Gorans
Notary Public
[	SEAL: GENERAL NOTARY – State of Nebraska	]
[	CELEST M. GORANS	]
[	My Comm. Exp. Dec. 25, 2007	]

LIST OF EXHIBITS AND SCHEDULES

Exhibit“A”	-	Property

Exhibit “B”	-	Form of Construction Note

Exhibit “C”	-	Form of Deposit Account Control Agreements

Exhibit “D”	-	Form of Guaranty

Exhibit “E”	-	Material Contracts

Exhibit “F”	-	Form of Mortgage

Exhibit “G”	-	Form of Operating Note

Exhibit “H”	-	Permits

Exhibit “I”	-	Subordination Agreement

Exhibit “J”	-	Existing Swap Note

Exhibit “K”	-	Existing Variable Rate Note

Exhibit “L”	-	Existing Long Term Revolving Note

Exhibit “M”	-	Existing Operating Note

Exhibit “N”	-	Form of Swap Note

Schedule I	-	Principal Payments on the Swap Note

Exhibit “O”	-	Form of Variable Rate Note

Exhibit “P”	-	Form of Long Term Revolving Note

Exhibit “Q”	-	Form of Legal Opinion of Counsel

Exhibit “R”	-	Title Insurance Endorsements

Exhibit “S”	-	Borrower’s Projections

Exhibit “T”	-	Depository Accounts

Exhibit “U”	-	Post Closing Letter

EXHIBIT “A”

PROPERTY

Legal Description of Tract 1

A tract of land in the fractional North Half of the Northeast One Quarter of Section 2, Township 92 North, Range 42 West of the 5th P.M., Cherokee County, Iowa, more particularly described as follows:

Beginning at the North Quarter Corner of Section 2, thence S 00°28’10” W (bearing assumed with all subsequent bearings referenced there from) along the West line of Northeast Quarter of Section 2 for a distance of 408.78 feet measured (409.15 feet record) to the Northerly right of way line of the Chicago, Central & Pacific Railroad Company; thence S 77°32’41” E along the Northerly right of way line of said Chicago, Central and Pacific Railroad Company for a distance of 2,640.86 feet to the West right of way line of F Avenue; thence N 00°24’06” E along said West right of way line for a distance of 702.05 feet; thence N 89°35’54” W for a distance of 230.00 feet; thence N 00°24’06” E for a distance of 245.00 feet to the South right of way line of 480th Street; thence S 89°23’02” W along said South right of way line for a distance of 248.92 feet; thence N 00°40’34” W for a distance 55.00 feet to the North line of the fractional Northeast Quarter of Section 2; thence S 89°23’02” W along the said North line of the Northeast Quarter of Section 2 for a distance of 2,102.57 feet to the point of beginning.

Said tract contains 40.03 acres more or less, with 1.59 acres for roadway easements.

Legal Description of Tract 2

A tract of land in the fractional North half of the Northeast One Quarter of Section 2, Township 92 North, Range 42 West of the 5th P.M. Cherokee County, Iowa, more particularly described as follows:

Commencing at the Southeast corner of the fractional Northeast Quarter of the Northeast Quarter of Section 2; thence S 89°48’24” W (bearing assumed with all subsequent bearings referenced there from) along the South line of North Half of the Northeast Quarter of Section 2 for a distance of 55.00 feet to the point of beginning; thence continuing S 89°48’24” W along the South line of the North half of the Northeast Quarter for a distance of 2,598.96 feet to the Southwest corner of fractional Northwest Quarter of the Northeast Quarter of Section 2; thence N 00°28’10” E along the West line of the fractional Northwest Quarter of the Northeast Quarter of Section 2 for a distance of 899.57 feet to the Southerly right of way line of the Chicago, Central and Pacific Railroad Company; thence S 77°32’41” E along the said right of way line of the Chicago, Central and Pacific Railroad Company for a distance of 2,656.32 feet to the West right of way line of F Avenue; thence S 00°24’06” W along said West right of way line of F Avenue for a distance of 317.87 feet to the point of beginning.

Said tract contains 36.31 acres more or less.

Legal Description of Tract 3

A tract of land in the Northeast Quarter of the Northwest Quarter (NE ¼ NW ¼) and the Northwest Quarter of the Northwest Quarter (NW ¼ NW ¼) of Section 2, Township 92 North, Range 42 West of the 5th P.M., Cherokee County, Iowa, more particularly described as follows:  Beginning at the Northeast Corner of the NW ¼ of said Section 2; thence South 89°19’10” West (bearing assumed with all subsequent bearings referenced therefrom) along the North line of said NW¼ of Section 2 for a distance of 1,759.48 feet; thence South 77°32’41” East along the Northerly right of way line of the Chicago, Central & Pacific Railroad for a distance of 1,798.33 feet; thence North 00°28’10” East, along the East line of said NW¼  of Section 2 for a distance of 408.78 feet to the Point of Beginning.

Said tract contains 8.25 acres more or less, with 1.47 acres for easements.

EXHIBIT “B”

FORM OF CONSTRUCTION NOTE

[To be inserted or attached.]

EXHIBIT “C”

FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENTS

[To be inserted or attached.]

EXHIBIT “D”

FORM OF GUARANTY

[To be inserted or attached.]

EXHIBIT “E”

MATERIAL CONTRACTS

(1)           the Design/Build Construction Contract;

(2)           the License Agreement, dated as of September 20, 2006, by and between the Borrower and ICM, Inc. a Kansas corporation;

(3)           the Ethanol Marketing Contract;

(4)           the Distiller’s Grain Marketing Contract;

(5)           the Full Service Integrated Risk Management Contract, dated as of July 16, 2002, by and between the Borrower and FCStone;

(6)           the Letter of Understanding relating to the increased electrical supply requirements of the Project as a result of the Expansion Facility, dated November 7, 2005, from MidAmerican Energy Company to the Borrower; and

(7)           the Precedent Agreement, dated August 8, 2006, by and between the Borrower and Northern Natural Gas Company.

EXHIBIT “F”

FORM OF MORTGAGE

[To be inserted or attached.]

EXHIBIT “G”

FORM OF OPERATING NOTE

[To be inserted or attached.]

EXHIBIT “H”

PERMITS

(1)           An air emissions permit, which allows, or will allow, the Borrower after the Completion Date to operate the Project on the Property at maximum operational capacity.

(2)           All permits required in connection with the construction and operation of all aboveground storage tanks included in the Plans for the Facility, including, but not limited to, all permits from the State Fire Marshal required for the installation of such aboveground storage tanks.

(3)           A National Pollution Discharge Elimination System Construction Permit for any storm water that is discharged during construction and after construction of the Project and any applicable state storm water discharge.

(4)           All construction, building, excavation and flood plain development permits required to construct the facility on the Property.

(5)           All permits required in connection with the discharge of waste water from the Project, including, but not limited to, well and septic system permits.

(6)           All permits required relating to the treatment and augmentation of the water supply to the Project.

(7)           All permits required in connection with highway and railway access to the Project.

(8)           The Alcohol Fuel Producer’s Permit issued by the Alcohol and Tobacco Tax and Trade Bureau for the production of fuel grade alcohol.

(9)           All mechanical, electrical, and natural gas permits relating to constructing and operating the facility on the Property.

(10)         All fire protection permits.

(11)         The Section 10/404 Nationwide General Permit from the Army Corps of Engineers relating to the determination/delineation of wetlands on the Property.

(12)         All permits relating to the Fish and Wildlife Coordination Act and the Endangered Species Act from the U.S. Department of the Interior, Fish and Wildlife Services.

(13)         All permits relating to the Section 112(r) Risk Management Plan from the U.S. Environmental Protection Agency and the Iowa Department of Public Health and Bureau of Environmental Health Services.

(14)         All permits relating to the Process Safety Management Plan from the U.S. Occupational Safety and Health Administration.

(15)         All permits relating to the Spill Prevention Control and Countermeasure Plan from the U.S. Environmental Protection Agency and the Iowa Department of Public Health and Bureau of Environmental Health Services.

(16)         All permits relating to the Emergency Planning and Community Right-to-Know Notification from the U.S. Environmental Protection Agency and the Iowa Department of Public Health and Bureau of Environmental Health Services.

(17)         All permits relating to the Storm Water Pollution Prevention Plan from the Iowa Department of Public Health and Bureau of Environmental Health Services

(18)         All historical/archeological permits required by the Code of Iowa and the State Historical Society of Iowa.

(19)         All permits required by the local zoning ordinances of the City of Marcus and the County of Cherokee, Iowa.

EXHIBIT “I”

SUBORDINATION AGREEMENT

[To be inserted or attached.]

EXHIBIT “J”

EXISTING SWAP NOTE

[To be inserted or attached.]

EXHIBIT “K”

EXISTING VARIABLE RATE NOTE

[To be inserted or attached.]

EXHIBIT “L”

EXISTING LONG TERM REVOLVING NOTE

[To be inserted or attached.]

EXHIBIT “M”

EXISTING OPERATING NOTE

[To be inserted or attached.]

EXHIBIT “N”

FORM OF SWAP NOTE

[To be inserted or attached.]

SCHEDULE I

PRINCIPAL PAYMENTS ON THE SWAP NOTE

Principal

1	612,194.15
2	616,441.62
3	621,046.22
4	633,679.68

5	654,091.59
6	667,252.64
7	673,449.21
8	687,148.67

9	714,983.70
10	722,441.51
11	730,367.22
12	745,224.51

13	772,952.73
14	782,221.05
15	792,019.72
16	808,131.17

17	835,743.69
18	846,973.11
19	858,800.55
20	22,724,837.26

EXHIBIT “O”

FORM OF VARIABLE RATE NOTE

[To be inserted or attached.]

EXHIBIT “P”

FORM OF LONG TERM REVOLVING NOTE

[To be inserted or attached.]

EXHIBIT “Q”

FORM OF LEGAL OPINION OF COUNSEL

[To be inserted or attached.]

EXHIBIT “R”

TITLE INSURANCE ENDORSEMENTS

(1)                                  Extended Coverage Endorsement (Deletion of all standard exceptions, including deletion of the mechanic’s lien exception)

(2)                                  Access Endorsement

(3)                                  Arbitration Endorsement

(4)                                  Comprehensive Endorsement  (ALTA Form 9:   Restrictions, Encroachments, Minerals)

(5)                                  Creditor’s Rights Endorsement

(6)                                  Doing Business Endorsement

(7)                                  Survey Endorsement

(8)                                  Zoning Endorsement (ALTA Form 3.1 Revised)

(9)                                  Tax Parcel Endorsement

(10)                            Usury Endorsement

(11)                            Line of Credit Endorsement (Revised)

(12)                            Variable Rate Endorsement

(13)                            Gap Endorsement

(14)                            Contiguity Endorsement

EXHIBIT “S”

BORROWER’S PROJECTIONS

[To be inserted or attached.]

EXHIBIT “T”

DEPOSITORY ACCOUNTS

Farmers State Bank, Marcus, Iowa (All operating company accounts)

Account 3297659 - AFLAC Flex Plan Distribution Account

Account 651435 - Savings Account

Account 3297535 - Regular Checking Account

Cherokee State Bank, Cherokee, Iowa

Account 132810 - Little Sioux Corn Processors, LLC Checking Account

EXHIBIT “U”

POST CLOSING LETTER

[To be inserted or attached.]